Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

Dated

July 18, 2025

by and among

Isdera Group Limited, a Cayman Islands exempted company (the “Company”),

Certain shareholders of the Company (the “Principal Shareholders”),

Wenfang Song (the “Principal Shareholders’ Representative”),

Xinghui Automotive Technology (Hainan) Co., Ltd (星晖汽车科技（海南）有限公司), a company formed under the laws of the People’s Republic of China (“Xinghui Technology”),

Certain shareholders of Xinghui Technology (the “XH Principal Shareholders”), and

UY Scuti Acquisition Corp., a Cayman Islands exempted company (the “Parent”).

Execution Version

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	2
ARTICLE II	7
ARTICLE III ACQUISITION MERGER	10
3.1 Acquisition Merger.	10
3.2 Closing; Effective Time.	10
3.3 Board of Directors.	10
3.4 Effect of the Merger.	10
3.5 Memorandum and Articles of Association of the Acquisition Surviving Corporation.	10
3.6 Taking of Necessary Action; Further Action.	10
ARTICLE IV CONSIDERATION	11
4.1 Cancellation and Conversion of Capital.	11
4.2 Payment of Merger Consideration.	12
4.3 Withholding.	12
4.4 U.S. Tax Treatment.	12
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY	13
5.1 Corporate Existence and Power.	13
5.2 Authorization.	13
5.3 Governmental Authorization.	13
5.4 Non-Contravention.	13
5.5 Capital Structure.	14
5.6 Charter Documents.	14
5.7 Corporate Records.	14
5.8 [RESERVED].	14
5.9 Subsidiaries.	15
5.10 Consents.	15
5.11 Financial Statements.	16
5.12 Books and Records.	16
5.13 Absence of Certain Changes.	17
5.14 Properties; Title to the Company Group’s Assets.	19
5.15 Litigation.	19
5.16 Contracts.	19
5.17 Licenses and Permits.	21
5.18 Cybersecurity; Compliance with Laws; Regulatory Matters.	21
5.19 Intellectual Property.	23

Execution Version

5.20 Customers and Suppliers.	25
5.21 Accounts Receivable and Payable; Loans.	25
5.22 [RESERVED].	26
5.23 Employees and Benefit Plans.	26
5.24 Withholding.	27
5.25 Real Property.	28
5.26 Tax Matters.	28
5.27 Environmental Laws.	29
5.28 Finders’ Fees.	30
5.29 Directors and Officers.	30
5.30 Other Information.	30
5.31 Money Laundering Laws; OFAC.	30
5.32 Not an Investment Company.	31
5.33 Powers of Attorney.	31
5.34 Insurance.	31
5.35 Transactions with Related Persons.	31
5.36 Exclusivity of Representations and Warranties.	32
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER PARTIES	32
6.1 Corporate Existence and Power	32
6.2 Corporate Authorization.	32
6.3 Governmental Authorization.	32
6.4 Non-Contravention.	32
6.5 Issuance of Shares.	32
6.6 Capitalization.	33
6.7 Information Supplied.	33
6.8 Trust Fund.	33
6.9 Listing.	33
6.10 Board Approval.	33
6.11 Parent SEC Documents and Financial Statements.	33
6.12 Litigation.	34
6.13 Compliance with Laws.	34
6.14 Money Laundering Laws.	34
6.15 OFAC.	34
6.16 Not an Investment Company.	35
6.17 Tax Matters.	35
6.18 Finders’ Fees.	36
6.19 Business Activities; Contracts and Liabilities.	36
6.20 Affiliate Transactions.	36

Execution Version

ARTICLE VII COVENANTS OF THE COMPANY GROUP AND	37
7.1 Conduct of the Business	37
7.2 Access to Information.	40
7.3 Notices of Certain Events.	40
7.4 SEC Filings.	40
7.5 Financial Information	42
7.6 Trust Account.	42
7.7 Directors’ and Officers’ Indemnification and Insurance.	42
ARTICLE VIII COVENANTS OF THE COMPANY GROUP	43
8.1 Reporting and Compliance with Laws.	43
8.2 Reasonable Best Efforts to Obtain Consents.	43
8.3 Annual and Interim Financial Statements.	43
8.4 Key Employees of the Company.	43
8.5 CSRC filings.	43
8.6 SAFE Registration.	43
8.7 Company Shareholder Approval.	44
8.8 Anti-Takeover Matters.	44
8.9 No Trading.	44
ARTICLE IX COVENANTS OF ALL PARTIES HERETO	44
9.1 Reasonable Best Efforts; Further Assurances.	44
9.2 Tax Matters.	44
9.3 Compliance with SPAC Agreements.	45
9.4 [RESERVED].	45
9.5 Registration Statement.	45
9.6 Confidentiality.	46
9.7 Securityholder Litigation.	47
9.8 Retention of Proxy Solicitation Agent	47
9.9 Government Entity Inquiries and Investigations	47
9.10 Registration Rights of the Initial Shareholders	47
ARTICLE X CONDITIONS TO CLOSING	47
10.1 Conditions to the Obligations of Each Party to Effect the Merger.	47
10.2 Additional Conditions to Obligations of the Purchaser Parties	48
10.3 Additional Conditions to Obligations of the Company.	50
ARTICLE XI	50
ARTICLE XII [RESERVED]	50
ARTICLE XIII TERMINATION	50

Execution Version

13.1 Termination Without Default.	50
13.2 Termination Upon Default.	51
13.3 Survival.	51
ARTICLE XIV MISCELLANEOUS	51
14.1 Notices.	51
14.2 Amendments; No Waivers; Remedies.	52
14.3 Arm’s Length Bargaining; No Presumption Against Drafter.	53
14.4 Publicity.	53
14.5 Transaction Costs.	53
14.6 No Assignment or Delegation.	53
14.7 Governing Law; Jurisdiction.	53
14.8 Counterparts; Facsimile Signatures.	54
14.9 Entire Agreement.	54
14.10 Severability.	54
14.11 Construction of Certain Terms and References; Captions.	54
14.12 Further Assurances.	55
14.13 Third Party Beneficiaries.	55
14.14 Waiver.	55

Exhibit A	Form of Company Shareholders Lock-up Agreement	E-A1
Exhibit B	Form of Proposed Amended and Restated Memorandum and Articles of Association of SPAC Surviving Corporation	E-B1
Exhibit C	Company Shareholders Support Agreement	E-C1
Schedule I	Company Disclosure Letter	S-I
Schedule II	Purchaser Disclosure Letter	S-II
Schedule 4.1(a)	Shareholder Allocation	S-III
Schedule 4.2(a)	Closing Payment Shares	S-IV

Execution Version

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of July 18, 2025 (the “Signing Date”), by and among Isdera Group Limited, a Cayman Islands exempted company (the “Company”), Xinghui Automotive Technology (Hainan) Co., Ltd (星晖汽车科技（海南）有限公司), a company formed under the laws of the People’s Republic of China (“PRC”) (“Xinghui Technology”), Jianxun Kou, Shuyan Wang, and Wenfang Song, individuals, solely in their capacity as the shareholder representative of Xinghui Technology (collectively, the “XH Principal Shareholders”), Songze Shares Ltd., a BVI business company organized under the Laws of the British Virgin Islands (“BVI”), Wenyuan Holdings Ltd., a BVI business company organized under the Laws of the British Virgin Islands, and Shuyan Holdings Ltd., a BVI business company organized under the Laws of the British Virgin Islands (each, a “Principal Shareholder” and collectively, the “Principal Shareholders”), Wenfang Song, an individual, solely in his capacity as the shareholder representative, agent and attorney-in-fact of the Principal Shareholder (the “Principal Shareholders’ Representative”), UY Scuti Acquisition Corp., a Cayman Islands exempted company (the “Parent”), Isdera Inc, a company to be formed in the Cayman Islands as an exempted company and wholly-owned subsidiary of the Parent (the “Purchaser”), and Isdera Technology Limited, a company to be formed in the Cayman Islands as an exempted company and wholly-owned subsidiary of the Purchaser (the “Merger Sub”).

W I T N E S E T H:

A. The Company, through its wholly owned subsidiaries, is in the business of large-scale designing, manufacturing, and production of automobiles in the People’s Republic of China (the “Business”);

B. The Company is a holding company for Isdera (BVI) Group Limited, a BVI business company duly incorporated and validly existing under the Laws of the British Virgin Islands (“BVI”), and it in turn owns 100% of the issued and outstanding equity interest in Isdera HK Limited, which is a private company duly incorporated and validly existing under the Laws of Hong Kong (the “HK Subsidiary”);

C. Parent is a blank check company formed for the sole purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities;

D. The Purchaser will be a wholly-owned subsidiary of Parent and will be formed for the sole purpose of the merger of Parent with and into Purchaser, in which Purchaser will be the SPAC Surviving Corporation (as defined below) (the “SPAC Merger”);

E. The parties hereto desire that the Merger Sub shall merge with and into the Company, upon the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the Companies Act (Revised) of the Cayman Islands (the “Cayman Law”) (the “Acquisition Merger,” and together with the SPAC Merger, the “Mergers”);

F. For United States federal and applicable state income tax purposes, the parties intend that the SPAC Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder (the “SPAC Intended Tax Treatment”), and that this Agreement is intended to be, and hereby is, adopted as a “plan of reorganization” for purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code (a “Plan of Reorganization”) with respect to the SPAC Merger; and

G. For United States federal and applicable state income tax purposes, the parties intend that the Acquisition Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder (the “Company Intended Tax Treatment”), and that this Agreement is intended to be, and hereby is, adopted as a Plan of Reorganization with respect to the Acquisition Merger; and

H. Prior to the execution and delivery of this Agreement by the parties, certain Company Shareholders have entered into and delivered support agreements, pursuant to which each such Company Shareholder has agreed to vote in favor of this Agreement and the Acquisition Merger and the other transactions contemplated hereby.

Execution Version

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties accordingly agree as follows:

ARTICLE I
DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1 “Action” means any legal action, suit, claim, arbitration, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise.

1.2 “Additional Agreements” means the Lock-up Agreements, Registration Rights Agreement, Company Shareholders Support Agreement, RRA Assignment Agreement, and the A&R Parent Charter.

1.3 “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For avoidance of any doubt, (a) with respect to all periods prior to the Closing and subsequent to the Closing, the Principal Shareholder is an Affiliate of the Company, and (b) with respect to all periods subsequent to the Closing, Purchaser is an Affiliate of the Company.

1.4 “Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, any relevant stock exchange, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local.

1.5 “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

1.6 “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, the Cayman Islands, the British Virgin Islands or PRC are authorized to close for business.

1.7 “Closing Payment Shares” means such number of Purchaser Ordinary Shares equal to the Company Net Value divided by $10.00.

1.8 “Circular 37” means the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Investment Financing and Round Trip Investment via Special Purpose Companies issued by SAFE on July 4, 2014, as may be amended and supplemented from time to time.

1.9 “Code” means the Internal Revenue Code of 1986, as amended.

1.10 “Company Net Value” means an amount equal to $1,000,000,000.

1.11 “Company Shares” has the meaning set forth in Section 5.5(a).

1.12 “Company Share Rights” means all options, warrants, rights, or other securities (including debt instruments) to purchase, convert or exchange into Company Shares.

1.13 “CSRC” means China Securities Regulatory Commission.

1.14 “Company Shareholders Lock-up Agreement” means the agreements in the form attached as Exhibit A or agreement(s) substantially equivalent thereto mutually agreed by the Purchaser Parties and the Company, dated as of the Closing Date hereof entered into by and between the persons listed on Schedule 1.15 and the Purchaser.

Execution Version

1.15 “Contracts” means the Leases and all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company and/or any of its Subsidiary is a party or by which any of its respective assets are bound, including any entered into by the Company and/or any of its Subsidiary in compliance with Section 7.1 after the Signing Date and prior to the Closing.

1.16 “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlled” and “Controlling” shall have the meaning correlative to the foregoing.

1.17 “Deferred Underwriting Amount” means the portion of the underwriting discounts and commissions held in the Trust Account, which the underwriters of the IPO are entitled to receive upon the Closing in accordance with the Investment Management Trust Agreement.

1.18 “Environmental Laws” means all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

1.19 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.20 “Fraud Claim” means any claim based solely upon fraud, willful misconduct or intentional misrepresentation as determined by a final court order or judgment by a court of competent jurisdiction, to which all rights of appeal have either lapsed or been exhausted it being understood that a breach of warranty or a covenant shall not, by itself, be deemed to be fraud.

1.21 “Hazardous Material” means any material, emission, chemical, substance or waste that has been designated by any governmental authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

1.24 “Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

1.22 “IPO” means the initial public offering of Parent pursuant to the IPO Prospectus.

1.23 “IPO Prospectus” means the final prospectus of Parent, dated March 31, 2025 (File No. 333-284815).

1.24 “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs and prepayment and other penalties, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP (as defined below), (g) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against and not settled, (h) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, (j) all guarantees, direct or indirect, by such Person and (h) any agreement to incur any of the same.

Execution Version

1.25 “Intellectual Property Right” means any trademark, service mark, registration thereof or application for registration therefor, trade name, license, domain names, invention, patent, patent application, trade secret, trade dress, know-how, copyright, copyrightable materials, copyright registration, application for copyright registration, software programs, data bases, u.r.l.s., and any other type of proprietary intellectual property right, and all embodiments and fixations thereof and related documentation, registrations and franchises and all additions, improvements and accessions thereto, and with respect to each of the forgoing items in this definition, which is owned or licensed or filed by the Company, or used or held for use in the Business, whether registered or unregistered or domestic or foreign.

1.26 “Inventory” has the meaning set forth in the UCC.

1.27 “Investment Management Trust Agreement” means the investment management trust agreement made as of March 31, 2025 by and between the Parent and Continental Stock Transfer & Trust Company.

1.28 “IT Assets” means computers, software, hardware, servers, workstations, routers, hubs, switches, data communications lines, networks and all other information technology equipment and all associated documentation.

1.29 “Knowledge” or “knowledge” means, (A) with respect to an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

1.30 “Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, principle of common law, act, treaty or order of general applicability of any applicable Authority, including rule or regulation promulgated thereunder.

1.31 “Leases” means the leases set forth on Schedule 1.32 attached hereto, together with all fixtures and improvements erected on the premises leased thereby.

1.32 “Liabilities” means any and all liabilities, Indebtedness, claims, or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including Tax Liabilities due or to become due.

1.33 “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.34 “Material Adverse Effect” or “Material Adverse Change” means any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse change or a material adverse effect upon (a) the assets, liabilities, condition (financial or otherwise), prospects, net worth, management, earnings, cash flows, business, operations or properties of the Company and the Business, taken as a whole, whether or not arising from transactions in the ordinary course of business, which would prevent the Company from operating its Business in the same manner as on the date of this Agreement and on the Closing Date, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Additional Agreements to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that “Material Adverse Effect” or “Material Adverse Change” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, and any pandemic, epidemics or human health crises, including COVID-19; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Purchaser Parties; (vi) any matter of which Parent is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (ix) any natural or man-made disaster or acts of God; (x) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); or (xi) with respect to Parent, the consummation and effects of the redemption required under Parent’s Organizational Documents in and of itself (provided that the underlying cause of any such redemption may be considered in determining whether a Material Adverse Effect or Material Adverse Change has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iii) immediately above shall be taken into account in determining whether a Material Adverse Effect or Material Adverse Change has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries and geographic location in which such Person or any of its Subsidiaries primarily conducts its businesses.

Execution Version

1.35 “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

1.36 “Organizational Documents” means, with respect to any Person, its certificate of incorporation, bylaws (if applicable), memorandum and articles of association or similar organizational documents, in each case, as amended.

1.37 “Outside Date” means December 31, 2026.

1.38 “Parent Ordinary Shares” means the ordinary shares, par value of $0.0001 per share, of Parent.

1.39 “Parent Right” means the issued and outstanding rights of Parent, each such right convertible into one-fifth (1/5) of one Parent Ordinary Share at the closing of a business combination.

1.40 “Parent Securities” means the Parent Ordinary Shares, Parent Rights, and Parent Units, collectively.

1.41 “Parent Unit” means each outstanding unit consisting of one Parent Ordinary Share and one Parent Right to receive one-fifth (1/5) of one Parent Ordinary Share.

1.42 “Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to the Purchaser Parties; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Company Group so encumbered, either individually or in the aggregate, (C) that not resulting from a breach, default or violation by the Company Group of any Contract or Law, and (D) the Liens set forth on Schedule 1.42; and (iii) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established).

1.43 “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.44 “Pre-Closing Period” means any period that ends on or before the Closing Date or with respect to a period that includes but does not end on the Closing Date, the portion of such period through and including the day of the Closing.

1.45 “Purchaser Class A Ordinary Shares” means the class A ordinary shares, par value $0.00001 per share, of Purchaser, each being entitled to one (1) vote, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

Execution Version

1.46 “Purchaser Class B Ordinary Shares” means the class B ordinary shares, par value $0.00001 per share, of Purchaser, each being entitled to ten (10) votes, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

1.47 “Purchaser Ordinary Shares” means Purchaser Class A Ordinary Shares and Purchaser Class B Ordinary Shares.

1.48 “Purchaser Parties” means the Purchaser, the Parent, and the Merger Sub.

1.49 “Purchaser Rights” means the rights of Purchaser, each such right convertible into one Purchaser Class A Ordinary Share.

1.50 “Purchaser Securities” means the Purchaser Ordinary Shares and Purchaser Rights, collectively.

1.51 “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

1.52 “SAFE” means the State Administration of Foreign Exchange of the PRC.

1.53 “SAFE Rules and Regulations” means, collectively, Circular 37 and any other applicable SAFE rules and regulations, as amended and supplemented from time to time.

1.54 “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

1.55 “SEC” means the U.S. Securities and Exchange Commission.

1.56 “Securities Act” means the Securities Act of 1933, as amended.

1.57 “Shareholders” or “Company Shareholders” means the shareholders of Company.

1.58 “Subsidiary” or “Subsidiaries” means one or more entities of which at least fifty percent (50%) of the capital stock or share capital or other equity or voting securities are Controlled or owned, directly or indirectly, by the respective Person.

1.59 “Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts and other vehicles owned or leased by the Company and other tangible property, including the items listed on Schedule 5.14.

1.60 “Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

1.61 “Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

Execution Version

1.62 “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

1.63 “Transaction Costs” means (i) all the legal, financial advisory, consulting, accounting and audit fees, costs and expenses reasonably incurred in connection with the signing of this Agreement, the SPAC Merger, and the Acquisition Merger prior to and through the Closing by the Purchaser Parties, and (ii) all the fees, costs and expenses relating to the valuation of the Company’s business, financial projection and the purchase price in connection with the SPAC Merger and Acquisition Merger.

1.64 “UCC” means the Uniform Commercial Code of the State of New York, or any corresponding or succeeding provisions of Laws of the State of New York, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

1.65 “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.66 “$” means U.S. dollars, the legal currency of the United States.

ARTICLE II

SPAC MERGER

2.1 SPAC Merger. At the SPAC Merger Effective Time (as defined in Section 2.2), and subject to and upon the terms and conditions of this Agreement, and in accordance with Cayman Law, the Parent shall be merged with and into Purchaser, the separate corporate existence of Parent shall cease and Purchaser shall continue as the surviving company. Purchaser as the surviving company after the SPAC Merger is hereinafter referred to, after the SPAC Merger Effective Time, as the “Purchaser” or “SPAC Surviving Corporation.”

2.2 SPAC Merger Effective Time. Following the satisfaction or waiver (by the applicable party) of the closing conditions set forth in Article X (except for Section 10.1(c) and such conditions to be performed at Closing), Parent shall cause the SPAC Merger to be consummated by filing a plan of merger (the “Plan of SPAC Merger”) (and other documents required by Cayman Law) with the Registrar of Companies in the Cayman Islands, in accordance with the relevant provisions of Cayman Law (the time of such filings, or such later time as specified in the Plan of SPAC Merger, being the “SPAC Merger Effective Time”).

2.3 Effect of the SPAC Merger. At the SPAC Merger Effective Time, the effect of the SPAC Merger shall be as provided in this Agreement, the Plan of SPAC Merger, and the applicable provisions of Cayman Law. Without limiting the generality of the foregoing, and subject thereto, at the SPAC Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Parent shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the SPAC Surviving Corporation, which shall include the assumption by the SPAC Surviving Corporation of any and all agreements, covenants, duties and obligations of the Parent set forth in this Agreement to be performed after the SPAC Merger Effective Time, and all securities of the SPAC Surviving Corporation issued and outstanding as a result of the conversion under Sections 2.6(a) through (c) hereof shall be listed on the public trading market on which the Parent Units may be trading at such time.

2.4 Memorandum and Articles of Association. At the SPAC Merger Effective Time, the amended and restated memorandum and articles of association  of the Parent, as in effect immediately prior to the SPAC Merger Effective Time, shall cease and the memorandum and articles of association of Purchaser shall be the memorandum and articles of association of the SPAC Surviving Corporation, except that such memorandum and articles of association shall be amended and restated in its entirety so that they read in their entirety as set forth in the form of Exhibit C attached hereto(“A&R Parent Charter”), and as so amended and restated, shall be the memorandum and articles of association of the SPAC Surviving Corporation and thereafter amended in accordance with their terms, the Organizational Documents of the SPAC Surviving Corporation and as provided by Law.

Execution Version

2.5 Directors and Officers of the SPAC Surviving Corporation. Immediately after the SPAC Merger Effective Time, the officers and the board of directors of the SPAC Surviving Corporation shall be as specified in Section 3.3 herein.

2.6 Effect on Issued Securities of Parent.

(a) Conversion of Parent Ordinary Shares.

(i) At the SPAC Merger Effective Time, every Parent Ordinary Share issued and outstanding immediately prior to the SPAC Merger Effective Time shall be converted automatically into one Purchaser Class A Ordinary Share. At the SPAC Merger Effective Time, all Parent Ordinary Shares shall cease to be outstanding and shall automatically be converted or canceled (as the case may be) and shall cease to exist. The holders of issued Parent Ordinary Shares immediately prior to the SPAC Merger Effective Time, as evidenced by the register of the members of the Parent shall cease to have any rights with respect to such Parent Ordinary Shares, except as provided herein or by Law. From and after the SPAC Merger Effective Time, each certificate or book entry position that evidenced Parent Ordinary Shares immediately prior to the SPAC Merger shall entitle the holder only to the applicable number of Purchaser Class A Ordinary Shares into which such certificate or book entry position is convertible according to this Section 2.6(a). Upon surrender of each certificate (if any) previously evidencing Parent Ordinary Shares, such certificate shall be exchanged for a certificate representing the same number of Purchaser Class A Ordinary Shares in accordance with Section 2.7.

(ii) Each certificate (if any) formerly representing Parent Ordinary Shares (other than the Parent Excluded Shares) shall thereafter represent only the right to receive the same number of Purchaser Class A Ordinary Shares.

(b) Parent Units. At the SPAC Merger Effective Time, every issued and outstanding Parent Unit shall be separated automatically into each’s individual components of one Parent Ordinary Share and one Parent Right to receive one-fifth (1/5) of one Parent Ordinary Share, and all Parent Units shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each individually separated component shall, at the SPAC Merger Effective Time, be converted into one Purchaser Class A Ordinary Share, and one Purchaser Right to receive one-fifth (1/5) of one Purchaser Class A Ordinary Share, as the case may be, in accordance with Section 2.6(a) and Section 2.6(c), respectively. The holders of certificates previously evidencing Parent Units outstanding immediately prior to the SPAC Merger Effective Time shall cease to have any rights with respect to such Parent Units, except as provided herein or by Law. Upon surrender of each certificate (if any) previously evidencing Parent Units, such certificate shall be exchanged for certificates representing the applicable number of Purchaser Class A Ordinary Shares and Purchaser Rights

(c) Parent Rights. At the SPAC Merger Effective Time, every issued and outstanding Parent Right immediately prior to the SPAC Merger Effective Time shall be converted automatically into one Purchaser Right. At the SPAC Merger Effective Time, all Parent Rights shall cease to be outstanding and shall automatically be converted and shall cease to exist. The holders of certificates previously evidencing Parent Rights outstanding immediately prior to the SPAC Merger Effective Time shall cease to have any rights with respect to such Parent Rights, except as provided herein or by Law. At the Closing, all Purchaser Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of Purchaser Rights instead will receive one-fifth (1/5th) of one Purchaser Class A Ordinary Share in exchange for the cancellation of each Purchaser Right or one whole Purchaser Class A Ordinary Share in exchange for the cancellation of five Purchaser Rights; provided that no fractional shares will be issued and all fractional shares will be rounded down to the nearest whole share. Upon surrender of each certificate (if any) previously evidencing Parent Rights, such certificate shall be exchanged for a certificate representing the applicable number of Purchaser Class A Ordinary Shares.

Execution Version

(d) Cancellation of Parent Ordinary Shares Owned by Parent. At the SPAC Merger Effective Time, if there are any shares of Parent Ordinary Shares that are owned by the Parent (as treasury shares or otherwise) or any Parent Ordinary Shares owned by any direct or indirect wholly owned subsidiary of the Parent immediately prior to the SPAC Merger Effective Time, such shares shall be canceled without any conversion thereof or payment therefor.

(e) Cancellation of Purchaser Ordinary Share Owned by Parent. At the SPAC Merger Effective Time, every issued and outstanding share(s) of Purchaser owned by the Parent, being the only issued and outstanding share(s) in Purchaser immediately prior to the SPAC Merger Effective Time, shall be canceled without any conversion thereof or payment therefor.

(f) Transfers of Ownership. If any securities of Purchaser are to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of securities of Purchaser in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such Tax has been paid or is not payable.

(g) No Liability. Notwithstanding anything to the contrary in this Section 2.6, none of the SPAC Surviving Corporation, Parent or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.7 Surrender of Securities. All Purchaser Securities issued in exchange of Parent Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Parent Securities, provided that any restrictions on the sale and transfer of Parent Securities shall also apply to the Purchaser Securities so issued in exchange.

2.8 Lost Stolen or Destroyed Certificates. In the event any certificates of Parent Securities shall have been lost, stolen or destroyed, Purchaser shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 2.7; provided, however, that SPAC Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the SPAC Surviving Corporation with respect to the certificates alleged to have been lost, stolen or destroyed.

2.9 U.S. Tax Treatment. For U.S. federal income tax purposes (and for purposes of any applicable state or local income Tax Law that follows the U.S. federal income tax treatment of the SPAC Merger), each of the parties intends that the SPAC Merger qualifies for the SPAC Intended Tax Treatment. The Parent and the Purchaser hereby (i) adopt, and the Company acknowledges, this Agreement as a “plan of reorganization” with respect to the SPAC Merger within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (iii) agree to file all Tax and other informational returns on a basis consistent with the SPAC Intended Tax Treatment, unless otherwise required by a Taxing Authority in connection with an audit. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the SPAC Merger for the SPAC Intended Tax Treatment or as to the effect, if any, that any transaction consummated on, after or prior to the SPAC Merger Effective Time has or may have on any such reorganization status. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the SPAC Merger is determined not to qualify for the SPAC Intended Tax Treatment.

2.10 Taking of Necessary Action; Further Action. If, at any time after the SPAC Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the SPAC Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Parent and the Purchaser, the officers and directors of the Parent and the Purchaser are fully authorized in the name of their respective companies or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Execution Version

ARTICLE III
ACQUISITION MERGER

3.1 Acquisition Merger. Upon and subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined in Section 3.2) concurrently with the SPAC Merger and in accordance with the applicable provisions of Cayman Law, Merger Sub shall be merged with and into the Company. Following the Acquisition Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company in the Acquisition Merger (the “Acquisition Surviving Corporation”).

3.2 Closing; Effective Time. Unless this Agreement is earlier terminated in accordance with Article XIII, the closing of the Acquisition Merger (the “Closing”) shall take place concurrently with the SPAC Merger and shall take place at the offices of Torres & Zheng at Law, P.C., on a date no later than fifteen (15) Business Days after the satisfaction or waiver of all the conditions set forth in this Agreement, or at such other place and time as the Company and the Purchaser Parties may mutually agree upon. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At the Closing, the parties hereto shall execute a plan of merger (the “Plan of Acquisition Merger”) in form and substance acceptable to the Merger Sub and the Company and the parties hereto shall cause the Acquisition Merger to be consummated by filing the Plan of Acquisition Merger (and other documents required by Cayman Law) with the Registrar of Companies in the Cayman Islands in accordance with the relevant provisions of Cayman Law. The Acquisition Merger shall become effective on the date as specified in the Plan of Acquisition Merger (“Effective Time”).

3.3 Board of Directors. Immediately after the Effective Time, the SPAC Surviving Corporation’s board of directors shall consist of five (5) directors. The Parent shall designate, or cause to be designated, one (1) director. The Company shall designate, or cause to be designated, one (1) director, who shall be Wenfang Song. The remaining three (3) directors shall be deemed independent in accordance with Nasdaq requirements. The SPAC Surviving Corporation’s board of directors will comply with the requirements of Nasdaq, subject to applicable exemptions. The officers of the Company shall become the officers of the SPAC Surviving Corporation.

3.4 Effect of the Merger. At the Effective Time, the effect of the Acquisition Merger shall be as provided in this Agreement, the Plan of Acquisition Merger and the applicable provisions of Cayman Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Acquisition Surviving Corporation, which shall include the assumption by the Acquisition Surviving Corporation of any and all agreements, covenants, duties and obligations of the Merger Sub set forth in this Agreement to be performed after the Effective Time.

3.5 Memorandum and Articles of Association of the Acquisition Surviving Corporation. At and immediately following the Effective Time, the memorandum and articles of association of the Company shall be the memorandum and articles of association of Acquisition Surviving Corporation until thereafter amended or restated in accordance with their terms, the Organizational Documents of the Acquisition Surviving Corporation and as provided by Law.

3.6 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Acquisition Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Merger Sub and the Company, the officers and directors of the Merger Sub and the Company are fully authorized in the name of their respective companies or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Execution Version

ARTICLE IV
CONSIDERATION

4.1 Cancellation and Conversion of Capital.

(a) Cancellation of Ordinary Share. At the Effective Time, by virtue of the Acquisition Merger and this Agreement and without any action on the part of the Purchaser, the Merger Sub, the Company or the Company Shareholders, each Company Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares as defined below) shall be canceled in exchange for the right to receive, without interest, the applicable portion of the Closing Payment Shares for such number of Company Shares (the “Shareholders’ Allocation Schedule”) as specified on Schedule 4.1(a) attached hereto; it being agreed that the Closing Payment Shares shall be allocated among the Shareholders on a pro rata basis based on the number of Company Shares they hold as of immediately prior to the Effective Time. If there is any change to the Shareholders’ Allocation Schedule between the time of such delivery and the Closing solely as a result of the change of ownership in the Company Shares, the Company shall promptly deliver an updated Shareholders’ Allocation Schedule to Parent. For avoidance of any doubt, each Shareholder of the Company will cease to have any rights with respect to the Company Shares, except the right to receive, without interest, the respective percentage of the Closing Payment Shares issuable to the Shareholders in accordance with the Shareholders’ Allocation Schedule.

(b) Share Capital of Merger Sub. Each share of Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Acquisition Merger and without further action on the part of the sole shareholder of Merger Sub, be converted into and become one ordinary share of the Acquisition Surviving Corporation (and such share of the Acquisition Surviving Corporation into which the ordinary share of Merger Sub are so converted shall be the only share of the Acquisition Surviving Corporation that is issued and outstanding immediately after the Effective Time).

(c) Treatment of Certain Company Shares. At the Effective Time, all Company Shares that are owned by the Company (as treasury shares or otherwise) or any of its direct or indirect Subsidiaries immediately prior to the Effective Time or (ii) that are held by Company Shareholders who have validly elected to dissent pursuant to the applicable provisions of the Cayman Law and have properly exercised such dissenters’ rights (the “Excluded Shares”) shall be automatically canceled without any consideration delivered in exchange thereof other than, with respect to Company Shareholders who have properly exercised dissenters’ rights, the right to be paid fair value for such shares as provided for under Cayman Law.

(d) No Liability. Notwithstanding anything to the contrary in this Section 4.1, neither the Acquisition Surviving Corporation nor any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) Surrender of Certificates. All securities issued upon the surrender of the certificates representing the Company Shares in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of such Company Shares shall also apply to the Closing Payment Shares so issued in exchange.

(f) Lost, Stolen or Destroyed Certificates. In the event any certificates for any Company Share shall have been lost, stolen or destroyed, the Purchaser shall cause to be issued the applicable portion of the Closing Payment Shares for such number of Company Shares represented by such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof; provided, however, that Purchaser may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Purchaser with respect to the certificates alleged to have been lost, stolen or destroyed.

(g) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding securities of the Company, the Parent Ordinary Shares or the Parent Ordinary Shares shall occur (other than the issuance of additional shares of capital stock of the Company or Purchaser as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Closing Payment Shares and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit Purchaser or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Execution Version

4.2 Payment of Merger Consideration.

(a) Upon and subject to the terms and conditions of this Agreement, on the Closing Date, the Purchaser shall cause its Transfer Agent to issue to each Company Shareholder such number and class of Closing Payment Shares as is set forth opposite such Shareholder’s name on Schedule 4.2(a) attached hereto.

(b) No certificates or scrip representing fractional Purchaser Ordinary Shares will be issued pursuant to the Acquisition Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Purchaser.

4.3 Withholding. Purchaser and any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable to the Shareholders pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. Tax Law; provided, that Purchaser or any other applicable withholding agent shall notify the payee at least three (3) Business Days before deducting and withholding from any consideration otherwise payable to any Person pursuant to this Agreement and shall reasonably cooperate with such Person in seeking to reduce or eliminate any such deduction or withholding. To the extent that amounts are so deducted, withheld and timely paid over to the appropriate Taxing Authority in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

4.4 U.S. Tax Treatment. For U.S. federal income tax purposes (and for purposes of any applicable state or local income Tax Law that follows the U.S. federal income tax treatment of the Acquisition Merger), each of the parties intends that the Acquisition Merger qualifies for the Company Intended Tax Treatment. The Merger Sub, the Company and the Company Shareholders hereby (i) adopt, and the Parent and Purchaser acknowledge, this Agreement as a “plan of reorganization” with respect to the Acquisition Merger within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (iii) agree to file all Tax and other informational returns on a basis consistent with the Company Intended Tax Treatment, unless otherwise required by a Taxing Authority in connection with an audit. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Acquisition Merger for the Company Intended Tax Treatment or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Acquisition Merger is determined not to qualify for the Company Intended Tax Treatment.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company and the Principal Shareholders of the Company, jointly and severally, hereby represent and warrant to the Purchaser, the Parent, and the Merger Sub (collectively, “Purchaser Parties”) that each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). The parties hereto agree that any reference in a particular schedule shall be deemed to be an exception to the representations and warranties of the relevant part(ies) that are contained in the corresponding section of this Agreement only; provided that where it is apparent on the face of a disclosure under a particular schedule that such disclosure is, or may be reasonably determined to be, relevant to the matters described under any other sections of this Agreement, such disclosure may also be deemed to be relevant to such other sections. For the avoidance of doubt, unless the context otherwise required, the below representations and warranties relate to the Company on a consolidated basis with its Subsidiaries. It is being acknowledged that the schedules to this Article V shall be collectively attached hereto as Schedule I.

Execution Version

5.1 Corporate Existence and Power. The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and its Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction in which they were formed (the Company and its Subsidiaries, collectively, the “Company Group”). Each member of the Company Group has all requisite power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals necessary and required to own and operate its properties and assets and to carry on the Business as presently conducted, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect. Each member of the Company Group is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. Schedule 5.1 lists all jurisdiction in which any member of the Company Group is qualified to conduct the business.

5.2 Authorization.

(a) The execution, delivery and performance by each Company Group of this Agreement and the Additional Agreements to which it is a party and the consummation by each Company Group of the transactions contemplated hereby and thereby are within the corporate powers of such Company Group and have been duly authorized by all necessary action on the part of such Company Group, subject to the authorization and approval of this Agreement, the Plan of Acquisition Merger and the transactions contemplated hereby by way of a special resolution of the shareholders of the Company passed by the affirmative vote of holders of Company Shares representing at least two-thirds of the votes of the Company Shares present and voting in person or by proxy at a meeting of the shareholders of the Company in accordance with the memorandum and articles of association of the Company and the Cayman Law, and such other authorization, if any, as specified in the Organizational Documents (“Requisite Company Vote”). This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements will constitute, a valid and legally binding agreement of the Company Group enforceable against such Company Group in accordance with their respective terms to which it is a party.

(b) Each Principal Shareholder has all the requisite power and authority to execute and deliver this Agreement and each Additional Agreement to which it is a party and to perform all its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Principal Shareholder of this Agreement and the Additional Agreements to which it is a party and the consummation by such Principal Shareholder of the transactions contemplated hereby and thereby are within the corporate powers of such Principal Shareholder and have been duly authorized by all necessary action on the part of such Principal Shareholder (including the board of directors of such Principal Shareholder). Assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement has been, and each Additional Agreement (when executed and delivered by the relevant Principal Shareholder) will be, duly and validly executed and delivered by each Principal Shareholder to which it is a party, and this Agreement constitutes, and each Additional Agreement (when executed and delivered by a Principal Shareholder) will constitute, a valid and legally binding obligation of such Principal Shareholder enforceable against such Principal Shareholder in accordance with their respective terms.

5.3 Governmental Authorization. Neither the execution, delivery nor performance by the Company Group of this Agreement or any Additional Agreements to which it is a party requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority as of the date of this Agreement, except for the approvals listed on Schedule 5.3 (each of the foregoing, a “Governmental Approval”), which includes but not limited to, the CSRC approvals referenced in Section 10.1(g).

5.4 Non-Contravention. To the knowledge of the Company Group, none of the execution, delivery or performance by the Company Group of this Agreement or any Additional Agreements to which it is a party, and the consummation by the Company Group of the transactions contemplated hereby and thereby, does or will (a) contravene or conflict with the organizational or constitutive documents of the Company Group, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company Group, (c) except for the Contracts listed on Schedule 5.10 requiring Company Group Consents (but only as to the need to obtain such Company Group Consents), constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company Group or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which the Company Group are entitled under any provision of any Permit, Contract or other instrument or obligations binding upon the Company Group or by which any of the Company Share, or any of the Company Group’s assets is or may be bound or any Permit, or (d) result in the creation or imposition of any Lien on any of the Company Shares, (e) cause a loss of any material benefit relating to the Business to which the Company Group are entitled under any provision of any Permit or Contract binding upon the Company Group, or (f) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Group’s material assets, in the cases of (a) to (d), other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect. None of the Target Companies is in violation of any term or provision of any Order to which it is party or by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Execution Version

5.5 Capital Structure.

(a) Share Capital. The authorized share capital of the Company is $50,000.00 divided into 50,000 ordinary shares of par value $1.00 each, of which one (1) ordinary share of a par value of $1.00 is issued and outstanding as of the date hereof (the “Company Shares”). As of the date of this Agreement, (i) no Company Shares are held as treasury shares, (ii) all of the issued and outstanding Company Shares have been duly authorized and validly issued, are fully paid and non-assessable, and, except as set forth in the Company’s Organizational Documents, are not subject to any preemptive rights or have been issued in violation of any preemptive or similar rights of any Person, and (iii) all of the issued and outstanding Company Shares are owned legally and of record by the Persons set forth on Schedule 5.5(a). The only Company Shares that will be issued and outstanding immediately after the Closing will be the Company Shares owned by the Purchaser. As of the date of this Agreement, no other class in the share capital of the Company is authorized or issued or outstanding.

(b) Except as set forth on Schedule 5.5(b), there are no: (a) outstanding Company Share Rights; (b) outstanding subscriptions, options, warrants, rights (including phantom stock rights), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any share of the Company, (c)to the knowledge of the Company agreements with respect to any of the Company Shares, including any voting trust, other voting agreement or proxy with respect thereto; or (d) disputes, controversies, demands or claims as to any Company Shares.

5.6 Charter Documents. Copies of Organizational Documents of each member of the Company Group have heretofore been made available to the Purchaser Parties, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. Each member of the Company Group has not taken any action in violation or derogation of its Organizational Documents, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.

5.7 Corporate Records. All proceedings of the board of directors occurring since June 30, 2024, (the “Balance Sheet Date”), including committees thereof, and all consents to actions taken thereby, are maintained in the ordinary course consistent with past practice. The register of members or the equivalent documents of the Company Group are complete and accurate. The register of members or the equivalent documents and minute book records of the Company Group relating to all issuances and transfers of stock or share by the Company Group, and all proceedings of the board of directors, including committees thereof, and stockholders or shareholders of the Company Group, have been made available to the Purchaser Parties, and are true, correct and complete copies of the register of members or the equivalent documents and minute book records of the Company Group.

5.8 [RESERVED].

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5.9 Subsidiaries.

(a) Schedule 5.9(a) sets forth the name of each Subsidiary of the Company as of the hereof, and with respect to each Subsidiary, its jurisdiction of organization, its authorized shares or other equity interests (if applicable), and the number of issued and outstanding shares or other equity interests and the record holders thereof. Other than as set forth on Schedule 5.9(a), as the case may be, (i) all of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, duly registered and non-assessable (if applicable), were offered, sold and delivered in material compliance with all applicable securities Laws, and are owned by the Company Group free and clear of all Liens (other than those, if any, imposed by such Organizational Documents of the Subsidiaries); (ii) there are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary; (iii) there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any shares or other equity interests in or of any Subsidiary of the Company; (iv) there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company; (v) except as set forth on Schedule 5.9(a), no Subsidiary of the Company has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract, Order or applicable Law; (vi) except for the equity interests of the Subsidiary listed on Schedule 5.9(a), the Company does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests of, or otherwise Control, any Person; (vii) except as set forth on Schedule 5.9(a), none of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement, and (viii) except as set forth on Schedule 5.9(a), there are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) Except as set forth on Schedule 5.9(b), there are no outstanding options, warrants, rights (including conversion rights, preemptive rights, rights of first refusal or similar rights) or agreements to purchase or acquire any equity interest, or any securities convertible into or exchangeable for an equity interest, of Xinghui Technology.

(c) The capital and organizational structure of the PRC subsidiary (each, a “PRC Entity”) are valid and in full compliance with the applicable PRC Laws, other than as would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.9(d), the registered capital of each PRC Entity has been paid up in accordance with the schedule of payment stipulated in its Organizational Documents, approval documents, certificates of approval and legal person business license (collectively, the “PRC Establishment Documents”) and in compliance with applicable PRC Laws. The PRC Establishment Documents of each PRC Entity has been duly approved and filed in accordance with the laws of the PRC and are valid and enforceable. The business scope specified in the PRC Establishment Documents complies in all material respects with the requirements of all applicable PRC Laws, and the operation and conduct of business by, and the term of operation of the PRC Entity in accordance with the PRC Establishment Documents is in compliance in all material respects with applicable PRC Laws.

(d) Schedule 5.9(e) sets forth all Investments of the Company, and with respect to each Investment, (a) its jurisdiction of organization, and (b) the record holders of such Investment. Except as set forth in Schedule 5.9(e) all of the outstanding equity securities owned, beneficially or of record by the Company of each Investment of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and are owned by one or more of the Company Group free and clear of all Liens (other than those, if any, imposed by such Investment’s Organizational Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Investment of the Company other than the Organizational Documents of any such Investment. Except as set forth in Schedule 5.9(e), nothing in any (i) Organizational Document of or material agreement entered into by any of the Investments, or (ii) Order or Law binding on such Investment, contains any restrictions on the ability of such Investment to make any distributions or dividends to its equity holders or repay any debt owed to the Company Group. As used herein, the term “Investment” means any equity interest or interest having similar economic rights and benefits in any Person in an amount representing ten percent (10%) or such lesser amount of such Person’s voting power or economic value as includable for (x) financial statements prepared and audited in accordance with GAAP or Regulation S-X or (y) other regulations of the SEC.

5.10 Consents. The Contracts listed on Schedule 5.10 are the only Contracts binding upon the Company Group or by which any of the Company Shares, or any of the Company Group’s assets are bound, requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Group Consent”).

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5.11 Financial Statements.

(a) Schedule 5.11 contains the unaudited financial statements of each PRC Entity, consisting of the unaudited balance sheets as of such date, the unaudited income statements for the twelve (12) month periods ended on such date, and the unaudited cash flow statements for the twelve (12) month periods ended on such date (the “Unaudited Financial Statements,” and together with the Audited Financial Statements (as defined below) and the Interim U.S. GAAP Financial Statements (as defined below), the “Financial Statements”).

(b) The Unaudited Financial Statements are complete and accurate and fairly present in all material respects, in conformity with its applicable accounting standards applied on a consistent basis in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Unaudited Financial Statements (i) were prepared from the Books and Records of the Company; (ii) were prepared on an accrual basis in accordance with its applicable accounting standards consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to the Company with respect to the periods then ended.

(c) Except as specifically disclosed in Schedule 5.11(c), reflected or fully reserved against on the Unaudited Financial Statements, and for liabilities and obligations of a similar nature and/or in similar amounts incurred in the ordinary course of business since June 30, 2024, (the “Balance Sheet Date”), as of the date of this Agreement there are no material liabilities or debts of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unassisted or otherwise) relating to the Company.

(d) The Unaudited Financial Statements accurately reflects in all material respects the outstanding Indebtedness of the Company as of the respective dates thereof. Except as set forth on Schedule 5.11(d), the Company does not have any material Indebtedness.

(e) All financial projections delivered by or on behalf of the Company to Purchaser with respect to the Business were prepared in good faith using assumptions that the Company believes to be reasonable and the Company is not aware of the existence of any fact or occurrence of any circumstances that is reasonably likely to have a Material Adverse Effect.

(f) Except as set forth in the Unaudited Financial Statements, no member of the Company Group is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), including any off-balance sheet obligations or any “variable interest entities” (within the meaning Accounting Standards Codification 810), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Balance Sheet Date or (ii) not material and that were incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

5.12 Books and Records. All Contracts, documents, and other papers or copies thereof delivered to the Purchaser Parties by or on behalf of the Company Group are, in material respects, accurate, complete, and authentic.

(a) The Books and Records accurately and fairly, in all material respects, reflect the transactions and dispositions of assets of and the providing of services by each member of the Company Group. The Company, as a privately owned company, is not subject to the internal controls requirements of the Sarbanes Oxley Act, and the Company makes no representation that its internal controls over financial reporting or its disclosure controls are effective according to the Sarbanes Oxley Act. The Company Group maintains a system of internal accounting controls sufficient to provide reasonable assurance that:

(i) transactions are executed only in accordance with the respective management’s authorization;

(ii) all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company Group, as permitted by U.S. GAAP;

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(iii) access to assets is permitted only in accordance with the respective management’s authorization; and

(iv) recorded assets are compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

(b) All accounts, books and ledgers of the Company Group have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. The Company Group does not have any records, systems controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any mechanical, electronic or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership (excluding licensed software programs) and direct control of the Company Group and which is not located at the relevant office.

(c)  For the past two (2) fiscal years, neither the Company nor any Subsidiary of the Company has received any written or, to the actual knowledge of the Company, oral allegation, assertion or claim with respect to accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of the Company or any Subsidiary of the Company, or unlawful accounting or auditing matters with respect to the Company or any Subsidiary of the Company.

(d) For the past two (2) fiscal years, no internal investigations with respect to accounting, auditing or revenue recognition have been conducted by the Company or any Subsidiary of the Company.

5.13 Absence of Certain Changes. From the Balance Sheet Date to the date hereof, the Company Group has conducted the Business in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, except as set forth on Schedule 5.13, from the Balance Sheet Date to the date hereof, there has not been:

(a) any Material Adverse Effect;

(b) any transaction, Contract or other instrument entered into, or commitment made, by the Company Group relating to the Business, or any of the Company Group’s assets (including the acquisition or disposition of any assets) or any relinquishment by the Company Group of any Contract or other right, in either case other than transactions and commitments in the ordinary course of business consistent or similar in all material respects, including kind and/or amount, with past practices and those contemplated by this Agreement;

(c) (i) any redemption of, declaration, setting aside or payment of any dividend or other distribution with respect to any capital stock or share capital or other equity interests in the Company Group; (ii) any issuance by the Company Group of shares or of shares of capital stock or other equity interests in the Company Group, or (iii) any repurchase, redemption or other acquisition, or any amendment of any term, by the Company Group of any outstanding shares or shares of capital stock or other equity interests;

(d) (i) any creation or other incurrence of any Lien other than Permitted Liens on the Company Share or any of the Company Group’s assets, and (ii) any making of any loan, advance or capital contributions to or investment in any Person by the Company Group, in each case other than in the ordinary course of business consistent with past practice of the Company Group;

(e) any material personal property damage, destruction or casualty loss or personal injury loss (whether or not covered by insurance) affecting the business or assets of the Company Group which will cause a Material Adverse Effect;

(f) any material labor dispute, other than routine individual grievances, or any material activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company Group;

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(g) Except as disclosed under Schedule 5.13(g), any sale, transfer, lease to others or otherwise disposition of any of its material assets by the Company Group except for inventory, licenses or services sold in the ordinary course of business consistent with past practices or immaterial amounts of other Tangible Personal Property not required by its business;

(h) (i) any amendment to or termination of any Material Contract, (ii) any amendment to any material license or material permit from any Authority held by the Company Group, (iii) any receipt of any notice of termination of any of the items referenced in (i) and (ii); and (iv) a material default by the Company Group under any Material Contract, or any material license or material permit from any Authority held by the Company Group, other than in the cases of each of clauses (i) through (iv), as provided for in this Agreement or the transactions contemplated hereunder or as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;

(i) other than in the ordinary course of business, any capital expenditure by the Company Group in excess of $500,000 per one transaction or entering into any lease of capital equipment or property under which the annual lease charges exceed $1,000,000 in the aggregate by the Company Group;

(j) Except as disclosed under Schedule 5.13(j), any institution of litigation, settlement or agreement to settle any litigation, action, proceeding or investigation before any court or governmental body relating to the Company Group or its property or suffering of any actual litigation, action, proceeding or investigation before any court or governmental body relating to the Company Group or its property, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect;

(k) Except as disclosed under Schedule 5.13(k), any loan of any monies to any Person or guarantee of any obligations of any Person by the Company Group, in excess of $250,000, other than accounts payable and accrued liabilities in the ordinary course of business consistent with past business or any loan among Company Group, or any loan approved by the board of directors or shareholders pursuant to its Organizational Document;

(l) except as required by U.S. GAAP, any change in the accounting methods or practices (including, any change in depreciation or amortization policies or rates) of the Company Group or any revaluation of any of the assets of the Company Group;

(m) any material amendment to the Company Group’s Organizational Documents, or any engagement by the Company Group in any merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction, other than as provided for in this Agreement or the transactions contemplated hereunder;

(n) Except as disclosed under Schedule 5.13(n), any acquisition of assets (other than acquisitions of inventory in the ordinary course of business consistent with past practice) or business of any Person, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect;

(o) any material Tax election made by the Company Group outside of the ordinary course of business consistent with past practice, or any material Tax election changed or revoked by the Company Group; any material claim, notice, audit report or assessment in respect of Taxes settled or compromised by the Company Group; any annual Tax accounting period changed by the Company Group; any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax (other than an ordinary commercial agreement the principal purpose of which does not relate to Taxes) entered into by the Company Group; or any right to claim a material Tax refund surrendered by the Company Group;

(p) any action taken by the Company Group or any event occurred which would have violated the covenants of the Company Group set forth in Section 7.1 herein if such action had been taken or such event had occurred between the date hereof and the Closing Date, or

(q) any undertaking of any legally binding obligation to do any of the foregoing.

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5.14 Properties; Title to the Company Group’s Assets.

(a) Except as set forth on Schedule 5.14(a), the material items of Tangible Personal Property have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto. All of the Tangible Personal Property is in the control of the Company or its employees.

(b) The Company Group has good, valid and marketable title in and to, or in the case of the Leases and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the financial statements or acquired after Balance Sheet Date, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 5.14(b), no such asset is subject to any Liens other than Permitted Liens. Other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company Group’s assets constitute all of the assets of any kind or description whatsoever, including goodwill, for the Company Group to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted.

5.15 Litigation. Except as set forth on Schedule 5.15, there is no (a) Action pending against, or to the knowledge of the Company Group threatened in writing against or affecting, the Company Group, any of its officers or directors, the Business, or any Company Shares, or any of the Company Group’s assets or any Contract before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or (b) Action of any nature involving an amount claimed against any Company Group that exceeds $500,000 which is currently pending or, to the Company’s Knowledge, threatened, to be made for the past two (2) years; or (d) Order now pending or outstanding or that was rendered by a governmental Authority for the past two (2) years, in either case by or against any Company Group, its business, equity securities or assets. There are no outstanding judgments against the Company Group that would reasonably to be expected to, individually or in the aggregate, have a Material Adverse Effect on the ability of the Company to enter into and perform its obligations under this Agreement. Each member of the Company Group is not, and has not been in the past three (3) years, subject to any proceeding with any Authority, other than as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the current officers, senior management or directors of any of the Company Group have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

5.16 Contracts.

(a) Schedule 5.16(a) is a true, correct and complete list of all written material Contracts (collectively, the “Material Contracts”) to which the Company Group is a party and which are currently in effect, or by which the properties or assets of the Company Gorup are bound or affected, and constitute the following:

(i) all Contracts that require annual payments or expenses by, or annual payments or income to, the Company Group of $500,000 or more per contract (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Company Group in excess of $500,000 per contract annually;

(iii) all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of the Company Group or other Person, under which the Company Group (A) has continuing obligations for payment of annual compensation of at least $250,000 (other than oral arrangements for at-will employment), (B) has material severance or post termination obligations to such Person (other than COBRA obligations in excess of $250,000, or (C) has an obligation to make a payment, other than payment to any party affiliated with, related to, or introduced to the Company Group by the Parent, in excess of $250,000 upon consummation of the transactions contemplated hereby or as a result of a change of control of the Company Group;

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(iv) all Contracts creating a joint venture, strategic alliance, material limited liability company and partnership agreements to which the Company Group is a party;

(v) all Contracts relating to any material acquisitions or dispositions of assets by the Company Group in excess of $500,000;

(vi) all Contracts for material licensing agreements, including Contracts licensing Intellectual Property Rights, other than non-exclusive licenses granted in the ordinary course of business;

(vii) all Contracts relating to material secrecy, confidentiality and nondisclosure agreements restricting the conduct of the Company Group or substantially limiting the freedom of the Company Group to compete in any line of business or with any Person or in any geographic area;

(viii) all Contracts relating to material patents, trademarks, service marks, trade names, brands, copyrights, trade secrets, license and other material Intellectual Property Rights of the Company Group;

(ix) all Contracts providing for material guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company Group, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations

(x) all Contracts with or pertaining to the Company Group to which any 10% Shareholder, director, officer or employee of the Company Group is a party (other than employment, consulting service, non-competition and non-solicitation, assignment of Intellectual Property or confidentiality arrangements with employees entered into in the ordinary course of business);

(xi) other than the ordinary course of business, all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company Group holds a leasehold interest (including the Leases) and which involve payments to the lessor thereunder in excess of $200,000 per month;

(xii) all Contracts relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit, except any such Contract with an aggregate outstanding principal amount exceeding $500,000;

(xiii) any Contract relating to the voting or control of the equity interests of the Company Group or the election of directors of the Company (other than the Organizational Documents of the Company Group);

(xiv) any Contract that can be terminated, or the provisions of which are altered so that the purpose of the Contract cannot be achieved, as a result of the consummation of the transactions contemplated by this Agreement or any of the Additional Agreements to which the Company Group is a party;

(xv) all Contracts that obligate the Company Group to make any capital expenditure or commitment in excess of $500,000;

(xvi) all Contracts that relate to the settlement of any Action for an amount greater than $[250,000] entered into within two (2) years prior to the date of this Agreement or under which any Company Group has outstanding obligations (other than customary confidentiality or non-disparagement obligations);

(xvii) all Contracts that, in the Company’s determination, will be required to be filed with the Registration Statement under applicable SEC requirements pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act if the Company was the registrant;

(xviii) all Contracts that provide another Person (other than another Person in the Company Group or any manager, director or officer of the Company Group) with a power of attorney other than in the ordinary course of business; and

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(xx) any Contract for which any of the benefits, compensation or payments (or the vesting thereof) with respect to a director, officer, employee or consultant of a member of Company Group will be increased or accelerated by the consummation of the transactions contemplated hereby or the amount or value thereof will be calculated on the basis of any of the transactions contemplated by this Agreement.

(b) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or set forth on Schedule 5.16(b), (i) each Material Contract is a valid and binding agreement, and is in full force and effect, and neither the Company Group nor, to the Company Group’s knowledge, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract, (ii) the Company Group has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any of the Company Group’s assets, (iii) no Contract (A) requires the Company Group to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (B) imposes any non-competition covenants that may be binding on, or restrict the Business or require any payments by or with respect to Purchaser or any of its Affiliates; (iv) the Company Group has not received written notice of termination by any party to any such Material Contract to terminate such Material Contract or materially amend the terms thereof; and (v) the Company Group has not waived any material rights under any such Material Contract. The Company Group previously provided to the Purchaser Parties true and correct fully executed copies of each written Material Contract.

(c) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or set forth on Schedule 5.16(c), none of the execution, delivery or performance by the Company Group of this Agreement or Additional Agreements to which the Company Group is a party or the consummation by the Company Group of the transactions contemplated hereby or thereby constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of the Company or to a loss of any material benefit to which the Company Group is entitled under any provision of any Material Contract.

(d) Except would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or as set forth on Schedule 5.16(d), the Company Group is in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

5.17 Licenses and Permits. Schedule 5.17 correctly lists each material license, franchise, permit, order or approval or other similar authorization affecting, or relating in any way to, the Business, together with the name of the Authority issuing the same (the “Permits”). Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or set forth on Schedule 5.17, such Permits are valid and in full force and effect, and none of the Permits will, assuming the related third party consent has been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. Other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company Group has all Permits necessary to operate the Business.

5.18 Cybersecurity; Compliance with Laws; Regulatory Matters.

(a) Except as set forth on Schedule 5.18(a), and to the Company Group’s knowledge, the Company Group is not in violation of, has not violated, and to the Company Group’s knowledge, is neither under investigation with respect to nor has been threatened to be charged with or given notice of any violation or alleged violation of any Law in any material respects. Except as set forth on Schedule 5.18(a), and to the Company Group’s knowledge, no material permit, license or registration is required by the Company Group in the conduct of the Business under any of the Laws described in this Section 5.18. Each holder or beneficial owner of an equity security of a Company Group who is a “Domestic Resident” as defined in Circular 37 and is subject to any of the registration or reporting requirements of Circular 37, has complied with all reporting and/or registration requirements (including filings of amendments to existing registrations) under the SAFE Rules and Regulations, and has made all written filings, registrations, reporting or any other communications required by SAFE or any of its local branches. No Company Group has received any written inquiries, notifications, orders or any other form of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with SAFE Rules and Regulations, and each Company Group has obtained all certificates, approvals, permits, licenses, registration receipts and other similar authorizations which are necessary for such Company Group to conduct foreign exchange transactions as now being conducted in compliance with PRC Laws in all material respects. Without limiting the generality of the foregoing, all Approvals of the governmental Authorities of the PRC that are required to be obtained or made in respect of, as applicable, each of the PRC Entity with respect to its establishment, capital structure, business and operations as it is now being conducted, including the Approvals of the State Administration for Market Regulation of the PRC (formerly the State Administration for Industry and Commerce), the Ministry of Commerce of the PRC, the National Development and Reform Commission of the PRC, the Ministry of Industry and Information Technology of the PRC, SAFE, and Social Security of the PRC, and the State Administration of Taxation of the PRC, and their respective local counterparts, if required, have been duly completed in accordance with the applicable Laws of the PRC, except for any such Approvals the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company Group.

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(b) Except as set forth on Schedule 5.18(b), to the Company’s actual knowledge, in connection with its collection, storage, use, processing and/or disclosure of any information that constitutes “personal information,” “personal data” or “personally identifiable information” as defined in applicable Laws (collectively “Personal Information”) by or on behalf of any Company Group, the Company Group is and has been in compliance with (i) all applicable Laws (including, without limitation, Laws relating to privacy, personal data protection, use of data, data security, telephone and text message communications, and marketing by email or other channels) in all material respects, in all relevant jurisdictions, (ii) the Company Group’s privacy policies and public written statements regarding the Company Group’s privacy or data security practices, and (iii) the requirements of any contract codes of conduct or industry standards by which any Company Group is bound. The Company Group maintains and has implemented and maintained reasonable physical, technical, organizational and administrative security measures, procedures and policies or otherwise intended or designed to protect all Personal Information and other data owned, stored, used, processed, maintained or controlled by or on behalf of the Company Group from and against unlawful, accidental or unauthorized access, destruction, loss, use, modification and/or disclosure. Each Company Group is and has (i) undertaken and resolved or is in the process of resolving in good faith, any material issues identified by any surveys, audits, or assessments (including any risk assessments and risk analyses) of all areas of its business and operations, in each case, required in accordance with applicable Privacy Laws, (ii) made all material disclosures to, and obtained all appropriate and material consents, approvals or authorizations from customers, employees, directors, officers, consultants, contractors and other applicable Persons as required under applicable Privacy Laws to Process such Personal Information lawfully and in accordance with applicable Privacy Laws, (iii) been in compliance in all material respects with all Laws relating to data loss, theft and breach of security notification obligations and (iv) filed all material registrations required under applicable Privacy Laws with the applicable data protection authority, in each case to the extent required under applicable Privacy Laws. To the actual knowledge of the Company Group, there has been no occurrence of (x) unlawful, accidental or unauthorized destruction, loss, use, processing, modification or disclosure of or access to Personal Information owned, stored, used, processed, maintained or controlled by or on behalf of the Company Group which require or required the Company Group to notify Authorities, affected individuals or other parties of such occurrence (y) unauthorized access to or disclosure of the Company Group’s confidential information or trade secrets or (z) data security incidents, data breaches, ransomware incidents, or other adverse events or incidents related to any IT Assets, Personal Information, or Company data in the custody or control of the Company Group or any Service Provider Processing Personal Information on behalf of the Company or the Company Subsidiaries. No Actions are pending or, to the actual knowledge of the Company, threatened in writing against the Company Group relating to the collection, use, dissemination, storage and protection of Personal Information. No member of the Company Group has (i) been subject to any actual or threatened investigation, notice, or request from any Governmental authority in relation to its processing of data, data protection, privacy, or cybersecurity activities, (ii) received any actual or threatened claim, written communication, enquiry, notification of, warning or complaint from any individual or governmental authority (including the Cyberspace Administration of China, or the CAC) alleging any violation or breach of applicable Privacy Laws or Security Requirement (including, without limitation, the CSRC Archive Rules), (iii) been involved in any investigation on cybersecurity review initiated by the CAC, the CSRC or any other Authority or received any written notice from any Authority against any member of the Company Group or their respective directors, officers, and employees or (iv) received any written objection to the transactions contemplated under this Agreement from the CSRC, the CAC or any relevant data protection, privacy or security Authority. The processing of Personal Information by the Company Group is carried out in accordance with applicable Privacy Laws, and where applicable, with appropriate safeguards for any transfer of such Personal Information, in all material respects.

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(c) To the Company Group’s best knowledge, the Company Group is not required to apply for and complete the cybersecurity review filing for overseas listing to the CAC.

(d) To the actual knowledge of the Company, Since the Balance Sheet Date, (i) there have been no material breaches of the security of the IT Assets used or held for use by the Company and its Subsidiaries in their businesses, and (ii) there have been no disruptions in any such IT Assets that materially adversely affected the Company’s and its Subsidiaries’ business or operations. The Company and its Subsidiaries take commercially reasonable and legally compliant measures designed to protect confidential or sensitive information and Personal Information in its possession or control against unauthorized access, use, modification, disclosure or other misuse, including through administrative, technical and physical safeguards. Since the Balance Sheet Date, neither the Company nor any Subsidiary of the Company has (A) to the actual knowledge of the Company, experienced any material incident in which such information was stolen, or accessed, used or disclosed without authorization, including in connection with a breach of security, or (B) received any written (or, to the actual knowledge of the Company, any other) notice or complaint from any Person (including an Authority) with respect to any of the foregoing, nor has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries.

(e) None of the Company nor any Subsidiary of the Company has (i) made an untrue statement of a material fact or fraudulent statement to any Authority; (ii) failed to disclose a material fact required to be disclosed to any Authority.

5.19 Intellectual Property.

(a) Schedule 5.19(a) sets forth a true, correct and complete list of all material Intellectual Properties owned by the Company Group as of June 30, 2025, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed; and (iv) licenses, sublicenses and other agreements pursuant to which any Person is authorized to use such Intellectual Properties. Schedule 5.19(a) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions that are material to the Company Group’s main businesses as currently conducted (“Company IP Licenses”) (other than (i) “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available to the public generally (collectively, “Off-the-Shelf Software”) and (ii) licenses, sublicenses and other agreements or permissions for any member of the Company Group to use Intellectual Property owned by any third party specified in commercial agreements (including supply agreements) entered into in the ordinary course of business of the Company Group, which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which the Company Group is a licensee or otherwise is authorized to use or practice any material Intellectual Property. Except as set forth on Schedule 5.19, all material Company Intellectual Property Rights is owned exclusively by the Company Group without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Intellectual Property Rights, except for fees and costs payable to file, apply for, register, patent or maintain such Intellectual Property Rights.

(b) The Company Group owns free and clear of all Liens (other than Permitted Liens), or has the valid right or license to use, all material Intellectual Property Rights that are necessary for the operation of its business as currently conducted, including (i) manufacturing processes, specifications, and know-how, (ii) product designs, molds, and tooling, (iii) trademarks, service marks, trade names, and logos, (iv) patents and patent applications, (v) trade secrets related to manufacturing and production, and (vi) software and computer programs specifically used in manufacturing operations, quality control, and business operations. For clarity, this representation does not extend to general office software, off-the-shelf programs, or other intellectual property not material to the Company Group’s manufacturing business. Each member of the Company Group has performed all material obligations imposed on it in the applicable Company IP Licenses, and such Company Group is not in material breach or material default thereunder in any material respect.

(c) Except as disclosed in Schedule 5.19(c), No Action is pending, and, to the Company’s Knowledge, no Action is threatened against the Company Group that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any material Intellectual Property currently owned, licensed, used or held for use by the Company Group for their main businesses as currently conducted, except for (i) any Action relating to applications for Intellectual Property in the ordinary course of ex parte prosecution of such applications, and (ii) the adverse result or conclusion of which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Within the past three (3) years the Company Group has not been sued or charged in writing with or been a defendant in any material Action that involves a claim of infringement of any Intellectual Property Rights, and the Company Group has no knowledge of any other claim of infringement by the Company Group, and no knowledge of any continuing infringement by any other Person of any Intellectual Property Rights of the Company Group. There are no Orders to which the Company Group is a party, or is otherwise materially affected thereby, that (i) restrict the rights of the Company Group to use, transfer, license or enforce any material Intellectual Property owned by the Company Group, (ii) restrict the conduct of the business of the Company Group in any material respects in order to accommodate a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect to any Intellectual Property owned by the Company Group.

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(d) To the knowledge of the Company Group, the current use by the Company Group of the Intellectual Property Rights does not, and within the past two (2) years has not, infringe, and is not expected to infringe, the rights of any other Person in any material respect. To the Company’s knowledge, no third party is infringing upon, is misappropriating or is otherwise violating any Intellectual Property owned by the Company Group and material to their businesses as currently conducted in any material respect.

(e) The Company Group has taken commercially reasonable efforts to maintain, protect and enforce the Intellectual Property owned or licensed by them. Except as disclosed on Schedule 5.19(e), all employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any material copyrights, patents or trade secrets on behalf of the Company Group or any predecessor in interest thereto either: (i) is a party to a “work-for-hire” agreement under which the Company Group is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company Group (or such predecessor in interest, as applicable) all right, title and interest in such material.

(g) To the knowledge of the Company Group, no current or former employee, agent, consultant or contractor who have contributed to or participated in the creation or development of any material copyrights, patents, trade secrets, content and format of content, writings, photographs, drawings, artwork, music (including any musical compositions and master recordings thereof), games, software, audio-visual works, and any underlying materials thereof, and any other literary and artistic works on behalf of the Company Group or any predecessor in interest thereto either is subject to any arrangement which may cause any rights in or to such intellectual properties to be retained by such current or former employee, agent, consultant or contractor, or to be assigned, transferred, granted or licensed to, or otherwise vested in any other Person.

(h) None of the execution, delivery or performance by the Company Group of this Agreement or any of the Additional Agreements to which the Company Group is a party or the consummation by the Company Group of the transactions contemplated hereby or thereby will cause any material item of Intellectual Property Rights owned, licensed, used or held for use by the Company Group immediately prior to the Closing to not be owned, licensed or available for use by the Company Group on substantially the same terms and conditions immediately following the Closing in any material respect.

(i) The Company Group has taken reasonable measures to safeguard and maintain the confidentiality and value of all trade secrets and other items of Company Intellectual Property that are confidential and all other confidential information, data and materials licensed by the Company Group or otherwise used in the operation of the Business. To the knowledge of the Company Group, (A) there has been no unauthorized disclosure or use of any Person’s material trade secrets by any officer, employee, contractor, or consultant of the Company Group, and none of the Company Group’s material trade secrets have been disclosed to any Person except pursuant to valid and appropriate written non-disclosure agreements or license agreements, and (B) there has been no material breach of the Company Group’s security measures wherein any trade secrets have been disclosed or may have reasonably been disclosed without authorization to any Person.

(j) The Company Intellectual Property is sufficient for the Company Group to carry on the business in all material respects from and after the Effective Time as presently carried on by the Company Group, consistent with past practice. After the Effective Time, the Company Group will continue to have the right to use all Company P Licensed IP on identical terms and conditions as the Company Group enjoyed immediately prior to the Closing. No member of the Company Group is a party to or bound by any Contract that materially limits, restricts, or impairs its or their ability to use, sell, transfer, assign, license or convey any of their interests in the Company Intellectual Property. To the knowledge of the Company, no funding, facilities, material, information, Intellectual Property or personnel of a university, college, other educational institution or research center or governmental Authority (each a “Designated Entity”) were used, directly or indirectly, in the development or commercialization, in whole or in part, of any Company Intellectual Property and no Designated Entity has any right, title or interest (including any usage, license, “march in,” ownership, co-ownership or other rights) in or to any Company Intellectual Property.

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(k) The Company has established and implemented, and is operating in material compliance with, policies, programs and procedures that are commercially reasonable, consistent with industry practices or companies offering similar services. The Company maintains security controls, consistent with industry practices or companies offering similar services, for all material information technology systems owned by the Company Group, including computer hardware, software, networks, information technology systems, electronic data processing systems, telecommunications networks, network equipment, interfaces, platforms, peripherals, and data or information contained therein or transmitted thereby, including any outsourced systems and processes (collectively, the “IT Systems”). The Company Group has used commercially reasonable efforts to protect the confidentiality, integrity and security of the IT Systems used in the operation of their respective businesses and to prevent any unauthorized use, access, interruption or modification of the IT Systems. The IT Systems have not suffered any material failures, breakdowns, continued substandard performance, unauthorized intrusions, or other adverse events affecting any such IT Systems that, in each case, have caused any substantial disruption of or interruption in or to the business operated by the Company Group and the use of such IT Systems. None of the software owned or licensed by the Target Companies incorporates, is combined with or distributed with, or is subject to any “open source,” “copyleft” community source, shareware, freeware, or other code in a manner that would require the Company Group to (i) disclose and distribute any proprietary source code of the Company Group, (ii) license its software for the purpose of making derivative works, (iii) grant to any Person any rights or immunities under any Intellectual Property owned or used by the Company Group, or (iv) distribute its software at no or minimal charge or otherwise impose economic limitations on the distribution or commercial exploitation of the software of any of the Company Group.

 5.20 Customers and Suppliers.

(a) Schedule 5.20(a) sets forth a list of the top five (5) customers (by the dollar amount of purchases thereby) of the Company Group for the fiscal years ended December 31, 2023, and 2024 (collectively, the “Material Customers”).

(b) Schedule 5.20(b) sets forth a list of the top five (5) vendors to and/or suppliers of (by the dollar amount of purchases therefrom) the Company Group for the fiscal years ended December 31, 2023, and 2024 (collectively, the “Material Suppliers”), To the Knowledge of the Company, the relationships of the Company Group with Material Suppliers are good commercial working relationships and (i) no Material Supplier within the last twelve (12) months has cancelled or otherwise terminated, or, has given the Company’s written notice to cancel or otherwise terminate, any material relationships of such Person with the Company Group, (ii) no Material Supplier has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened in writing to stop, decrease or limit materially, or modify materially its material relationships with the Company Group, or (iii) to the Company’s Knowledge, no Material Supplier intends to refuse to pay any material amount due to the Company Group or seek to exercise any remedy against the Company Group.

5.21 Accounts Receivable and Payable; Loans.

(a) To the Company Group’s knowledge, all accounts receivables and notes of the Company Group reflected on the Financial Statements, and all accounts receivable and notes arising subsequent to the date thereof, represent valid obligations arising from services actually performed or goods actually sold by the Company Group in the ordinary course of business consistent with past practice. To the Company Group’s knowledge, the accounts payable of the Company Group reflected on the Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice or approved by the board of directors or shareholders pursuant to the Charter Document of Company Group.

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(b) To the Company Group’s knowledge, there is no contest, claim, or right of setoff in any agreement with any maker of an account receivable or note relating to the amount or validity of such account, receivables or note that could reasonably result in a Material Adverse Effect. To the Company Group’s knowledge, except as set forth on Schedule 5.21(b), all accounts, receivables or notes are good and collectible in the ordinary course of business or approved by the board of directors or shareholders pursuant to the Charter Document of Company Group.

(c) The information set forth on Schedule 5.21(c) separately identifies any and all accounts receivables or notes of the Company Group which are owed by any other entities except for Affiliate of the Company Group as of the Balance Sheet Date and which are not reflected on the Financial Statements. Except as set forth on Schedule 5.21(c), the Company Group is not indebted to any other entities except for Affiliate of the Company Group and no entities except for Affiliate of the Company Group are indebted to the Company Group.

5.22 [RESERVED].

5.23 Employees and Benefit Plans.

(a) Schedule 5.23(a) sets forth a true, correct and complete list of each of the Key Personnel of the Company Group, setting forth the name, title for each such person.

(b) The Company Group is not a party to or subject to any employment contract, consulting agreement, collective bargaining agreement, confidentiality agreement restricting the activities of the Company Group, non-competition agreement restricting the activities of the Company Group, or any similar agreement, and there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees.

(c) There are no pending or, to the knowledge of the Company Group, threatened claims or proceedings against the Company Group under any worker’s compensation policy or long-term disability policy.

(d) No current officer or employee of the Company Group has provided any member of the Company Group written notice of his or her plan to terminate his or her employment with any member of the Company Group nor does any member of the Company Group currently plan to terminate the employment of such persons. Additionally, none of the ten-highest paid employees or officers of the Company Group has, to the Knowledge of the Company, given oral notice of his or her plan to terminate his or her employment with any member of the Company Group.

(e) Except as set forth in Schedule 5.23, the Company Group (i) is and has been in compliance in all material respects with all material applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against the Company Group, (ii) is not liable for any material past due arrears of wages, commissions, bonuses or other direct compensation due for services provided for it, or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). Except as set forth in Schedule 5.23, no officer of any of the Target Companies is entitled to any material compensation upon termination of employment, except as required by Law applicable to the jurisdiction in which such officer or employee is employed.

(f) In the last five (5) years, no allegations of sexual harassment or sexual misconduct have been made to any Company Group against any employee, officer, or director of any Company Group in connection with such individual’s employment or service with a Company Group and no Company Group has otherwise become aware of any such allegations or entered into a settlement agreement, or out of court or pre-charge or pre-litigation arrangements relating to such matters. To the knowledge of the Company, there are no facts that would reasonably be expected to give rise to a claim of sexual harassment or misconduct, other unlawful harassment or unlawful discrimination or retaliation against or involving any Company Group or any employee, officer, or director of any Company Group in connection with such individual’s employment or service with a Company Group.

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(g) Except as set forth on Schedule 5.23, all independent contractors engaged by the Company Group are a party to a written Contract with the Company Group. Except as set forth on Schedule 5.23, each such independent contractor has entered into the Company’s standard form of independent contractor confidentiality, non-solicit and non-competition agreement, and assignment of inventions and copyrights in such Person’s agreement with the Company Group. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by the Company Group are bona fide independent contractors and not employees of such Company Group.

(h) None of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event.

(i) Set forth on Schedule 5.23(h) is a true and complete list of each Benefit Plan of the Company Group (each, a “Company Benefit Plan”). The Company Group has not within the past ten (10) years maintained or contributed to (or had an obligation to contribute to) any Benefit Plan, whether or not subject to ERISA, except as may be required under the Laws of the PRC. Except as set forth on Schedule 5.23(h), with respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing in all material respects with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty that would result in material Liability to the Company Group has occurred; (iii) no Action that would result in a material Liability to the Company Group is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit Plan have been timely made; (v) all benefits accrued under any unfunded Company Benefit Plan have been timely made, and (vi) no Company Benefit Plan provides for retroactive increases in contributions, premiums or other payments in relation thereto. The Company Group has not incurred any material obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan. As used herein, (A) the term “Benefit Plans” means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or individual consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other welfare benefit insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, and China Social Benefits, each maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability; and (B) the term “China Social Benefits” means social insurances (including pension insurance, medical insurance, work related insurance, unemployment insurance and maternity insurance) regulated under the Social Security Law of the PRC, and housing provident fund regulated under the Regulations on the Housing Provident Fund.

5.24 Withholding. Except as disclosed on Schedule 5.24, all obligations of the Company Group applicable to its employees, whether arising by operation of Law, by contract, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the financial statements, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

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5.25 Real Property.

(a) Except as set forth on Schedule 5.25, the Company Group does not own any Real Property. Other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company Group has good, valid and subsisting title to its respective owned Real Property described on Schedule 5.25, free and clear of all Liens (except for the Permitted Liens).

(b) Schedule 5.25(b) contains a complete and accurate list of all premises currently leased or subleased by the Company Group for the operation of its business, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto, as well as the current annual rent and term under each Lease. With respect to each Lease and to the Company Group’s knowledge: (i) each Lease is valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid unless the non-payment are due to circumstances beyond the Company Group’s control; (iii) the lessee has been in peaceable possession since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; (v) there exist no default or event of default thereunder by the Company Group; and (vi) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder, in cases of each of clauses (i) through (vi), other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The Company Group holds the leasehold estate on the Lease free and clear of all Liens, except for the Permitted Liens and the Liens of mortgagees of the Real Property in which such leasehold estate is located. The Real Property leased by the Company Group is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used in all material respects, and there are no material repair or restoration works likely to be required in connection with any of the leased Real Properties other than as would, individually or in the aggregate, would cost the Company Group less than $300,000 on an annual basis to repair or otherwise remediate for any single Real Property.

5.26 Tax Matters.

(a) To the knowledge of the Company Group, the Company Group has duly and timely filed all material Tax Returns required by applicable Law to be filed by the Company Group; all material Taxes (whether or not shown on any Tax Returns) due and owing by the Company Group have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established; and all such Tax Returns were true, complete and correct in all respects.

(b) There is no Proceeding, audit or claim now in progress against the Company Group in respect of any material amount of Tax, nor has any Proceeding for any additional material Tax been asserted in writing by any Tax authority that has not been resolved or settled in full.

(c) No written claim has been made in the past two (2) years by any Tax authority in a jurisdiction where the Company Group has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction.

(d) The Company Group is not a party to any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar agreement (other than Contracts entered into in the ordinary course and not relating primarily to Taxes).

(e) The Company Group has withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

(f) The Company Group has not granted any waiver or extension of any applicable statute of limitations for the assessment or collection of any material Taxes of the Company Group that will remain outstanding as of the Closing Date.

(g) The Company Group has not distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h) There are no Liens for Taxes upon any assets of the Company Group other than Permitted Liens.

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(i) The Company Group has not been a party to or bound by any closing agreement, private letter rulings, technical advice memoranda, offer in compromise or similar agreement with any Tax authority in respect of which the Company Group could have any material Tax Liability after the Closing. The Company Group has not made any request for a ruling in respect of material Taxes that is currently pending between the Company Group and any Tax authority.

(j) No member of the Company Group is or has ever been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code. The Company Group (i) has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company) or other comparable group for state, local or foreign Tax purposes or (ii) has no Liability for the Taxes of any Person (other than the Company or the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract (other than Contracts entered into in the ordinary course and not relating primarily to Taxes), or otherwise by Law.

(k) The Company Group has not participated in a “listed transaction” required to be disclosed pursuant to Treasury Regulations Section 1.6011-4(b).

(l) The Company Group will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing as a result of (i) any use of an improper or change in method of accounting for any Tax period on or before the Closing, (ii) any “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law) executed on or before the Closing, (iii) any installment sale or open transaction disposition made on or before the Closing, (iv) any deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any predecessor provision or any similar provision of state, local or non-U.S. Law) arising on or before the Closing; (v) prepaid amount received or deferred revenue accrued and prior to the Closing outside the ordinary course, (vi) an election under Section 108(i) of the Code made on or before the Closing, (vii) any member of the Company Group that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) having “subpart F income” (within the meaning of Section 952(a) of the Code) accrued on or before the Closing, (viii) “global intangible low-taxed income” of the Company Group within the meaning of Section 951A of the Code (or any similar provision of state, local or non-U.S. Law) attributable to any taxable period (or portion thereof) on or before the Closing or (ix) election made pursuant to Section 965(h) of the Code.

(m) The Company Group has been in compliance in all material respects with all applicable transfer pricing laws and legal requirements.

(n)  No member of the Company Group has taken, or agreed to take, any action not contemplated by this Agreement and/or any Additional Agreement that could reasonably be expected to prevent the transactions from qualifying for the Intended Tax Treatment. To the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to prevent the transactions from qualifying for the Intended Tax Treatment.

5.27 Environmental Laws.

(a) Except as set forth on Schedule 5.27, the Company Group has not; (i) received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company Group, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The Company Group has delivered to the Purchaser Parties all material records in its possession concerning the Hazardous Materials Activities of the Company Group (if any) and all environmental audits and environmental assessments in the possession or control of the Company Group of any facility currently owned, leased or used by the Company Group which identifies the potential for any violations of Environmental Law or the presence of Hazardous Materials on any property currently owned, leased or used by the Company Group (if any).

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(c) Except as set forth on Schedule 5.27(c) and to the knowledge of the Company Group, there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company Group such as could give rise to any material liability or corrective or remedial obligation of the Company Group under any Environmental Laws.

(d) The Company Group is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all material Permits required for its business and operations by Environmental Laws and no Action is pending or, to the Company’s Knowledge threatened to revoke, modify in any material respect, or terminate any such Permit. The Company Group is not the subject of any outstanding Order or Contract with any governmental Authority in respect of any Environmental Laws that would reasonably be expected to give rise to any material Liability. No Action is pending, or to the Company’s Knowledge, threatened against any the Company Group or any of their assets alleging that the Company Group may be in material violation of any Environmental Law or have any material Liability under any Environmental Law. To the Knowledge of the Company, there is no investigation by any governmental Authority of the business, operations, or currently owned, operated, or leased property of the Company Group pending or threatened in writing that could reasonably be expected to result in the Company Group incurring material Liabilities under Environmental Laws.

5.28 Finders’ Fees. Except as set forth on Schedule 5.28, with respect to the transactions contemplated by this Agreement, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company Group or any of Affiliates who might be entitled to any fee or commission from the Parent, Purchaser or any of its Affiliates (including the Company Group following the Closing) upon consummation of the transactions contemplated by this Agreement.

5.29 Directors and Officers. Schedule 5.29 sets forth a true, correct and complete list of all directors and officers of the Company.

5.30 Other Information. Neither this Agreement nor any of the documents or other information made available to the Purchaser Parties or their Affiliates, attorneys, accountants, agents or representatives pursuant hereto or in connection with Purchaser’s due diligence review of the Business, the Company share capital, the Company Group’s assets or the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading. The Company Group has provided the Purchaser Parties with all material information regarding the Business requested by the Purchaser Parties in writing.

5.31 Money Laundering Laws; OFAC.

(a) The operations of the Company Group are and have been conducted at all times in compliance with applicable money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental authority (collectively, the “Money Laundering Laws”), and no Action involving the Company Group with respect to the Money Laundering Laws is pending or, to the knowledge of the Company Group, threatened.

(b) Since its formation no member of the Company Group, nor, to the Knowledge of the Company any of their respective representatives acting on their behalf have (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or other foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. Since its formation no member of the Company Group, nor, to the Knowledge of the Company, any of their respective representatives acting on their behalf has directly or knowingly indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any member of the Company Group or assist any of them in connection with any actual or proposed transaction.

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(c) No member of the Company Group or, to the Knowledge of the Company, any of their respective directors, officers acting on behalf of the Company Group, is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, the U.S. Department of State, or other applicable governmental Authority; (ii) incorporated, organized, resident, or located in, or a national of a comprehensively sanctioned country (currently, the Balkans, Belarus, Burma, Cote D’Ivoire (Ivory Coast), Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, and Zimbabwe); or (iii) in the aggregate, fifty (50) percent or greater owned, directly or indirectly, or otherwise Controlled, by a person identified in (i) or (ii); and no member of the Company Group has, directly or, knowingly, indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, or any other country comprehensively sanctioned by OFAC (currently, the Balkans, Belarus, Burma, Cote D’Ivoire (Ivory Coast), Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, and Zimbabwe) or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC or the U.S. Department of State in the last five (5) fiscal years.

5.32 Not an Investment Company. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

5.33 Powers of Attorney. Except as set forth on Schedule 5.33, no member of the Company Group has any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

5.34 Insurance. Schedule 5.34 lists all insurance policies except social insurance in PRC (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Company Group relating to it or its business, properties, assets, directors, officers and employees, copies of which have been provided to Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Company Group is otherwise in material compliance with the terms of such insurance policies. To the Knowledge of the Company, except as would not be expected to result in a Material Adverse Effect on the Company Group taken as a whole, each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. For the past two (2) years, the Company Group has not received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy. The Company Group has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Company Group, taken as a whole.

5.35 Transactions with Related Persons. Except as set forth on Schedule 5.35 or related to the employment relationships and the payment of compensation, benefits and expense reimbursements, no member of the Company Group nor any officer, director, manager, employee of the Company Group, nor any immediate family member of any of the foregoing (each of the foregoing, a “Related Person”) is presently, or in the past two (2) years, has been, a party to any transaction with a member of the Company Group that exceed $ [100,000], including any Contract (a) providing for the furnishing of services by (other than as officers, directors or employees of the Company Group), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to or from (other than for services or expenses as directors, officers or employees of the Company Group in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has a position as an officer or director, trustee or partner or in which any Related Person has any direct or indirect ownership interest. Except as set forth on Schedule 5.35, no member of the Company Group has any outstanding Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of the Company Group.

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5.36 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article V, the Company Group has not made and does not make any representation or warranty, whether express or implied and, except as provided in Article V, the Company Group hereby expressly disclaims any other representation or warranty whatsoever, and any other statement, information, opinion, projection or advice made, communicated or furnished (orally or in writing) to any of the Purchaser Parties, or any of its Affiliates, their respective equityholders, partners, members or representatives. None of the Purchaser Parties may rely on any such other documentation, forecasts, projections or other information as a representation of the Company Group or any of their respective Affiliates or shareholders in determining to enter into this Agreement. Except as expressly set forth in this Agreement, none of the Company Group, their respective Affiliates or shareholders shall have, or be subject to, any liability under this Agreement or the Additional Agreements to the Purchaser Parties or their respective shareholders or Affiliates) resulting from the distribution to, or use by any of them of any such documentation, forecasts, projections or other information furnished or made available to any of them or their respective representatives, including any information, documents or material made available to any of them in any data room, management presentations or in any other form in expectation of the transactions contemplated hereby, except in the case of fraud. All other representations and warranties, whether express or implied, are expressly disclaimed by the Company Group.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER PARTIES

The Purchaser Parties hereby, jointly and severally, represent and warrant to the Company Group that, except as either disclosed in the Parent SEC Documents or as set forth in the disclosure schedules delivered by Parent to the Company on the date hereof (the “Parent Disclosure Schedule”), each of the following representing representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date):

6.1 Corporate Existence and Power. Parent is a company duly incorporated, validly existing and in good standing under Cayman Law.. Parent has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted.

6.2 Corporate Authorization. The execution, delivery and performance by the Parent of this Agreement and the Additional Agreements (to which it is a party) and the consummation by the Parent of the transactions contemplated hereby and thereby are within the corporate powers of the Parent and have been duly authorized by all necessary corporate action on the part of Parent to the extent required by their respective Organizational Documents, applicable Laws or any Contract to which it is a party or by which its securities are bound other than the Required Parent Stockholder Approval (as defined in Section 10.1(f)). This Agreement has been duly executed and delivered by the Parent and it constitutes, and upon their execution and delivery, the Additional Agreements (to which it is a party) will constitute, a valid and legally binding agreement of the Parent, enforceable against them in accordance with their representative terms, except to the extent that enforceability hereof and thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity (collectively, the “Enforceability Exceptions”).

6.3 Governmental Authorization. Other than as required under applicable Laws, neither the execution, delivery nor performance by the Parent of this Agreement or any Additional Agreements requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

6.4 Non-Contravention. The execution, delivery and performance by the Parent of this Agreement or any Additional Agreements do not and will not (i) provide that holders of fewer than the number of shares of Parent Ordinary Shares specified in the Parent’s Organizational Documents exercise its redemption rights with respect to such transaction, (ii) contravene or conflict with the organizational or constitutive documents of Purchaser, or (iii) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon the Parent, except, in each case of clauses (i) through (iii), for any contravention or conflicts that would not reasonably be expected to have a Material Adverse Effect on the Parent.

6.5 Issuance of Shares. The Closing Payment Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable.

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6.6 Capitalization. As of the date of this Agreement, the authorized share capital of the Parent is $50,000 divided into (i) 490,000,000 ordinary shares of a par value of $0.0001 each, of which 7,658,348 Parent Ordinary Shares are issued and outstanding as of the date hereof and (ii) 10,000,000 preference shares of a par value of $ 0.0001 each, of which no preference shares are issued and outstanding as of the date hereof. As of the date hereof, 1,198,169 Parent Ordinary Shares are reserved for issuance with respect to the Parent Rights. No other shares or other voting securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding Parent Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Law, the Parent’s Organizational Documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in the Parent’s Organizational Documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Ordinary Shares or any capital equity of Parent. There are no outstanding contractual obligations of Parent to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

6.7 Information Supplied. None of the information supplied or to be supplied by any Purchaser Party expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated hereby will, at the date of filing and/ or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or that is included in the Parent SEC Documents).

6.8 Trust Fund. As of the date of this Agreement, the Parent has not less than $57,500,000 in the trust fund established by the Parent for the benefit of its public stockholders (the “Trust Fund”) in a United States-based account maintained by Continental Stock Transfer & Trust Company, LLC (the “Continental”) acting as trustee (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) or otherwise in accordance with the terms of the Investment Management Trust Agreement and held in trust by Continental pursuant to the Investment Management Trust Agreement.

6.9 Listing. As of the date hereof, the Parent Units, Parent Ordinary Shares, and Parent Rights are listed on the Nasdaq Capital Market, with trading symbols “UYSCU,” “UYSC,” and “UYSCR.”

6.10 Board Approval. The board of directors of the Parent (the “Parent Board”) (including any required committee or subgroup of such boards), as of the date of this Agreement, (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the stockholders or shareholders of the Parent, as applicable, and (iii) solely with respect to the Parent Board, determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Parent’s Organizational Documents.

6.11 Parent SEC Documents and Financial Statements.

(a) Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC under the Exchange Act or the Securities Act since Parent’s formation, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Parent SEC Documents”). Parent has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) Parent’s Annual Reports on Form 10-K for each fiscal year of Parent beginning with the first year Parent was required to file such a form, (ii) Parent’s Quarterly Reports on Form 10-Q for each fiscal quarter of Parent beginning with the first quarter Parent was required to file such a form, (iii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) Parent’s Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i) above, and (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 6.11) filed by Parent with the SEC since Parent’s incorporation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, collectively, the “Parent SEC Documents”). The Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 6.12, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

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(b) The financial statements and notes contained or incorporated by reference in the Parent SEC Documents and the Additional Parent SEC Documents (collectively, the “Parent Financial Statements”) are complete and accurate and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects and Regulation S-X or Regulation S-K, as applicable, the financial position of Parent as of the dates thereof and the results of operations of Parent for the periods reflected therein. The Parent Financial Statements (i) were prepared from the Books and Records of the Parent; (ii) were prepared on an accrual basis in accordance with U.S. GAAP consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Parent’s financial condition as of their dates; and (iv) contain and reflect adequate provisions for all material Liabilities for all material Taxes applicable to the Parent with respect to the periods then ended.

(c) Except as specifically disclosed in Schedule 6.11 to the Parent Disclosure Schedule, reflected or fully reserved against in the Parent Financial Statements, for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the Parent’s formation, and liabilities and obligations incurred in connection with the transactions contemplated by this Agreement, there are no material liabilities, debts or obligations (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to Parent. All debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on a balance sheet are included in the Parent Financial Statements.

6.12 Litigation. There is no Action (or any basis therefore) pending against any Purchaser Party, any of its officers or directors or any of its securities or any of its assets or Contracts before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding judgments against the Purchaser Parties. No Purchaser Party is, and has previously been, subject to any legal proceeding with any Authority.

6.13 Compliance with Laws. No Purchaser Party is in violation of, has violated, or is under investigation with respect to any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, nor is there any basis for any such charge and no Purchaser Party has not previously received any subpoenas by any Authority.

6.14 Money Laundering Laws. The operations of the Parent are and have been conducted at all times in compliance with the Money Laundering Laws, and no Action involving the Parent with respect to the Money Laundering Laws is pending or, to the knowledge of the Parent, threatened.

6.15 OFAC. Neither the Parent, nor any director or officer of the Parent (nor, to the knowledge of the Parent, any agent, employee, affiliate or Person acting on behalf of the Parent) is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the OFAC; and the Parent have not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in Balkans, Belarus, Burma, Cote D’Ivoire (Ivory Coast), Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, or Zimbabwe or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the previous fiscal years.

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6.16 Not an Investment Company. The Parent is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

6.17 Tax Matters.

(a) Parent has duly and timely filed all material Tax Returns required by applicable Law to be filed by Parent, all material Taxes (whether or not shown on any Tax Returns) due and owing by Parent have been paid other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with U.S. GAAP, and all such Tax Returns were true, complete and correct in all respects.

(b) There is no Proceeding, audit or claim now in progress or, to the Parent’s Knowledge, threatened against Parent in respect of any material amount of Tax, nor has any Proceeding for any additional material Tax been asserted in writing by any Tax authority that has not been resolved or settled in full.

(c) No written claim has been made in the past five (5) years by any Tax authority in a jurisdiction where Parent has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction.

(d) Parent is not a party to any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar agreement (other than Contracts entered into in the ordinary course and not relating primarily to Taxes).

(e) Parent has withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

(f) There is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns (other than extensions requested in the ordinary course), and there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Taxes of Parent that will remain outstanding as of the Closing Date.

(g) Parent has not distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h) There are no Liens for Taxes upon any assets of Parent other than Permitted Liens.

(i) Parent has not been a party to or bound by any closing agreement, private letter rulings, technical advice memoranda, offer in compromise, or any similar agreement with any Tax authority in respect of which Parent could have any material Tax Liability after the Closing. Parent does not have any request for a ruling in respect of material Taxes currently pending between Parent and any Tax authority.

(j) Parent (i) has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or other comparable group for state, local or foreign Tax purposes and (ii) has no Liability for the Taxes of any Person (other than Parent) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract (other than Contracts entered into in the ordinary course and not relating primarily to Taxes), or otherwise by Law.

(k) Parent has not participated in a “listed transaction” required to be disclosed pursuant to Treasury Regulations Section 1.6011-4(b).

(l) Parent will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing as a result of (i) any use of an improper or change in method of accounting for any Tax period that occurred on or before Closing, (ii) any “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law) executed on or before Closing, (iii) any installment sale or open transaction disposition made on or before the Closing, (iv) any deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any predecessor provision or any similar provision of state, local or non-U.S. Law), (v) prepaid amount received or deferred revenue accrued on or before the Closing outside the ordinary course, (vi) an election under Section 108(i) of the Code made on or before the Closing, (vii) the Parent being treated as a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) and having “subpart F income” (within the meaning of Section 952(a) of the Code) accrued on or before the Closing, (viii) “global intangible low-taxed income” of the Parent within the meaning of Section 951A of the Code (or any similar provision of state, local or non-U.S. Law) attributable to any taxable period (or portion thereof) on or before the Closing or (ix) election made pursuant to Section 965(h) of the Code.

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(m) To its Knowledge, Parent has been in compliance in all material respects with all applicable transfer pricing laws and legal requirements.

(o) Parent is not aware of the existence of any fact, nor has taken or agreed to take any action, that would reasonably be expected to prevent or impede the SPAC Merger or the Acquisition Merger from qualifying for the SPAC Intended Tax Treatment or the Company Intended Tax Treatment, as the applicable.

6.18 Finders’ Fees. Except as set forth in the Parent SEC Documents or Section 6.18 of the Parent Disclosure Schedules, with respect to the transactions contemplated by this Agreement, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Purchaser Parties or any of the Parent’s Affiliates who might be entitled to any fee or commission from the Company Group or any of the Company’s Affiliates upon consummation of the transactions contemplated by this Agreement.

6.19 Business Activities; Contracts and Liabilities.

(a) Since its incorporation, Parent has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Additional Agreements, the performance of its covenants or agreements in this Agreement or any Additional Agreements or the consummation of the Transactions or (iii) those that are administrative, ministerial or otherwise immaterial in nature.

(b) Except as set forth on Section 6.19(c) of the Parent Disclosure Schedules, as of the date of this Agreement, Parent has no Indebtedness.

6.20 Affiliate Transactions. Parent has made available to the Company true and complete copies of, all Contracts between (a) Parent, on the one hand, and (b) any Parent Related Party, on the other hand, other than (x) Contracts entered into after the date of this Agreement that are either permitted or entered into in accordance with this Agreement or (y) Contracts disclosed in the Parent SEC Documents. Except as disclosed in the Parent SEC Documents, no Parent Related Party (A) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of Parent or (B) owes any material amount to, or is owed any material amount by, directly or indirectly, any Subsidiary of Parent. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 6.20 are referred to herein as “Parent Related Party Transactions.” “Parent Related Party” shall mean any Affiliate of either Parent or the Sponsor, or any of their respective current employees or current directors, officers, general partners (including the Sponsor), managers, controlling persons or any immediate family members or Affiliate of any of the foregoing Persons.

6.21 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article VI, neither the Parent nor any Parent Party has made and does not make any representation or warranty, whether express or implied and, except as provided in Article VI, Parent hereby expressly disclaims any other representation or warranty whatsoever, and any other statement, information, opinion, projection or advice made, communicated or furnished (orally or in writing) to any of the Company Group, the Principal Shareholders or the Principal Shareholders’ Representative, with respect to Parent or any of its Affiliates, their respective equityholders, partners, members or representatives. None of the Company Group nor any of the Principal Shareholders or the Principal Shareholders’ Representative may rely on any such other documentation, forecasts, projections or other information as a representation of the Parent, Purchaser or Merger Sub or any of their respective Affiliates or shareholders in determining to enter into this Agreement. Except as expressly set forth in this Agreement, none of the Parent, Purchaser or Merger Sub, their respective Affiliates or shareholders shall have, or be subject to, any liability under this Agreement or the Additional Agreements to the Company Group or their respective shareholders or Affiliates (including the Principal Shareholders’ Representative) resulting from the distribution to, or use by any of them of any such documentation, forecasts, projections or other information furnished or made available to any of them or their respective representatives, including any information, documents or material made available to any of them in any data room, management presentations or in any other form in expectation of the transactions contemplated hereby, except in the case of fraud. All other representations and warranties, whether express or implied, are expressly disclaimed by the Parent, Purchaser and Merger Sub.

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ARTICLE VII
COVENANTS OF THE COMPANY GROUP AND

THE PURCHASER PARTIES PENDING CLOSING

Each of the Company Group and the Purchaser Parties covenants and agrees that:

7.1 Conduct of the Business

(a) From the date hereof through the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause its Subsidiaries to, conduct their respective business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, shall not enter into any material transactions without the prior written consent of the Parent, shall comply with all Laws applicable to the Company Group and its business, and shall use its best efforts to preserve intact its business, including maintaining its business relationships with employees, clients, suppliers and other third parties and preserving the possession, control and condition of its material assets. Without limiting the generality of the foregoing, from the date hereof until and including the Closing Date, without the Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), unless such action is required or permitted by the terms of this Agreement or any Additional Agreement, the Company Group shall not:

(i) materially amend, modify or supplement its Organizational Documents other than pursuant to this Agreement;

(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract or any other right or asset of the Company Group other than in ordinary course of business consistent with past practice (individually or in the aggregate), which involve payments in excess of $500,000;

(iii) modify, amend or enter into any contract, agreement, license or, commitment, which obligates the payment of more than $500,000 out of ordinary course of business consistent with past practice (individually or in the aggregate), other than in relation to the technology development of the Company Group;

(iv) make any capital expenditures in excess of $500,000 (individually or in the aggregate), other than in relation to the technology development of the Company Group;

(v) sell, lease, encumber, license, transfer or otherwise dispose of or fail to preserve any of the Company Group’s assets or assets covered by any Contract except (i) pursuant to existing contracts or commitments disclosed herein, (ii) sales of Inventory in the ordinary course consistent with past practice, and (iii) not exceeding $500,000;

(vi) accept returns of products sold from Inventory, consistent with past practice;

(vii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof, or pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or share capital, or pay, declare or promise to pay any other payments to any stockholder or shareholder (other than, in the case of any stockholder or shareholder that is an employee, payments of salary accrued in said period at the current salary rate);

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(viii) suffer or incur any Lien on the Company Group’s assets or incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $250,000 individually or $500,000 in the aggregate, or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $250,000 individually or $500,000 in the aggregate;

(ix) suffer any damage, destruction or loss of property related to any of the Company Group’s assets, whether or not covered by insurance, the aggregate value of which, following any available insurance reimbursement, exceed $ 500,000;

(x) merge or consolidate with or acquire any other Person or be acquired by any other Person other than pursuant to the SPAC Merger;

(xi) make any change in its accounting principles other than in accordance with the applicable accounting policies or methods or write down the value of any Inventory or assets;

(xii) change the principal place of business or jurisdiction of organization other than pursuant to the Acquisition Merger;

(xiii) extend any loans to any third party other than travel or other expense advances to employees in the ordinary course of business or with the principal amount not exceeding $100,000;

(xiv) issue, grant, sell, pledge, redeem or repurchase any capital stock or share, membership interests or other securities, or any securities exchangeable for or convertible into any share or any shares of its capital stock or other equity interests;

(xv) make or change any material Tax election or change any annual Tax accounting periods or settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its Tax policies or procedures, in each case except as required by applicable Law or in compliance with IFRS or GAAP;

(xvi) increase the wages, salaries or compensation of its executives other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any executives, or materially increase other benefits of executives generally, or enter into, establish, materially amend or terminate any benefit plan with, for or in respect of any current officer, manager, director, in each case other than as required by applicable Law, pursuant to the terms of any benefit plans or in the ordinary course of business consistent with past practice;

(xvii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(xviii) establish any Subsidiary unrelated to the Company’s current business or enter into any new line of business which is not material to the Company’s current business;

(xix) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xx) waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company Group) not in excess of $250,000 (individually or $500,000 in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Group’s financial statements;

(xxi) close or materially reduce its activities, at any of its facilities or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

Execution Version

(xxii) take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any Authority or other Person (if required) to be obtained in connection with this Agreement or take, agree to take, or fail to take, any material action that could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Company Intended Tax Treatment; or

(xxiii) undertake any legally binding obligation to do any of the foregoing.

(b) From the date hereof through the Closing Date, the Parent and the Purchaser after the SPAC Merger Effective Time shall remain a “blank check company” as defined under the Securities Act, shall not conduct any business operations other than in connection with this Agreement and ordinary course operations to maintain its status as a Nasdaq-listed special purpose acquisition company pending the completion of the transactions contemplated hereby. Without limiting the generality of the foregoing, through the Closing Date, other than in connection with the transactions contemplated by this Agreement, without the Company’s prior written consent (which shall not be unreasonably withheld), the Purchaser Parties shall not, and shall not cause its Subsidiaries to amend, waive or otherwise change the Investment Management Trust Agreement in any manner adverse to the Purchaser Parties other than in connection with any determination by the Parent to extend the period of time within which it has to complete a business combination or reduce required payments in connection with such an extension.

(c) Neither party shall (i) take or agree to take any action that might make any representation or warranty of such party inaccurate or misleading in any material respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any material respect at any such time.

(d) From the date hereof through the earlier of (x) termination of this Agreement in accordance with Article XIII and (y) the Closing, other than in connection with the transactions contemplated hereby, neither the Company Group, on the one hand, nor the Purchaser Parties, on the other hand, shall, and such Persons shall cause each of their respective officers, directors, Affiliates, managers, consultants, employees, representatives (including investment bankers, attorneys and accountants) and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations or discussions with any Person concerning, or make any offers or proposals related to, any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, (iii) enter into, engage in or continue any discussions or negotiations with respect to an Alternative Transaction with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an Alternative Transaction or (iv) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions involving the Company Group or the Purchaser Parties (other than the transactions contemplated by this Agreement): (1) any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, consolidation, liquidation or dissolution or other similar transaction, or (2) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person (other than the sale, the lease, transfer or other disposition of assets in the ordinary course of business) or any class or series of the share capital or capital stock or other equity interests of the Company Group or the Purchaser Parties in a single transaction or series of transactions. In the event that there is an unsolicited proposal for, or an indication of a serious interest in entering into, an Alternative Transaction, communicated in writing to the Company Group or the Purchaser Parties or any of their respective representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within two (2) Business Days after receipt) advise the other parties to this Agreement in writing of such Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the person making any such Alternative Proposal. The Company Group and the Purchaser Parties shall keep the other parties informed on a reasonably current basis of material developments with respect to any such Alternative Proposal.

Execution Version

7.2 Access to Information. From the date hereof until and including the Closing Date or any earlier termination of this Agreement, the Company Group and the Purchaser Parties shall, to the best of their abilities, (a) continue to give the other party, its legal counsel and other representatives full access to the offices, properties, and Books and Records, (b) furnish to the other party, its legal counsel and other representatives such information relating to the business of the Company Group or the Purchaser Parties as such Persons may request and (c) cause its respective employees, legal counsel, accountants and representatives to cooperate with the other party in such other party’s investigation of its business; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company Group or the Purchaser Parties and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company Group or the Purchaser Parties. Notwithstanding anything to the contrary in this Agreement, neither party shall be required to provide the access described above or disclose any information if doing so is reasonably likely to (i) result in a waiver of attorney client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law, provided that the non-disclosing party must advise the other party that it is withholding such access and/or information and (to the extent reasonably practicable) and provide a description of the access not granted and/or information not disclosed.

7.3 Notices of Certain Events. Each party shall promptly notify the other party of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action by or on behalf of such Person or result in the creation of any Lien on any Company Share or share capital or capital stock of the Purchaser Parties or any of the Company Group’s or the Purchaser Parties’ assets;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c) any Actions commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d) the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Change; and

(e) the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by such party to be false or misleading in any material respect or to omit or fail to state a material fact.

7.4 SEC Filings.

(a) The Company Group acknowledges that:

(i) the Parent’s stockholders must approve the transactions contemplated by this Agreement prior to the Acquisition Merger contemplated hereby being consummated and that, in connection with such approval, the Parent must call a special meeting of its stockholders requiring Parent to prepare and file with the SEC a Proxy Statement and Registration Statement (as defined in Section 9.5);

(ii) the Purchaser Parties will be required to file Quarterly and Annual reports that may be required to contain information about the transactions contemplated by this Agreement; and

(iii) the Parent will be required to file a Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

Execution Version

(b) In connection with any filing the Purchaser Parties make with the SEC that requires information about the transactions contemplated by this Agreement to be included, the Company Group will, and will use its best efforts to cause its Affiliates, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, to use their best efforts to (i) cooperate with the Purchaser Parties, (ii) respond to questions about the Company Group required in any filing or requested by the SEC, and (iii) provide any information requested by the Purchaser Parties in connection with any filing with the SEC.

(c) Company Group Cooperation. The Company Group acknowledges that a substantial portion of the filings with the SEC and mailings to each Purchaser Party’s stockholders or shareholders with respect to the Proxy Statement shall include disclosure regarding the Company Group and its management, operations and financial condition. Accordingly, the Company Group agrees to as promptly as reasonably practical provide the Purchaser Parties with such information as shall be reasonably requested by the Purchaser Parties for inclusion in or attachment to the Proxy Statement, that is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the Company Group and its stockholders or shareholders as is required under Regulation 14A of the Exchange Act regulating the solicitation of proxies. The Company Group understands that such information shall be included in the Proxy Statement and/or responses to comments from the SEC or its staff in connection therewith and mailings. The Company Group shall cause their managers, directors, officers and employees to be reasonably available to the Purchaser Parties and their counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(d) The parties agree that, during the period commencing on the date of this Agreement and until the Closing or the earlier termination of this Agreement, no public release, filing or announcement concerning this Agreement or the Additional Agreements or the transactions contemplated hereby or thereby shall be issued by any party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of Parent and the Company, unless such disclosure is otherwise required by applicable Law or the rules or regulations of Nasdaq, in which case the applicable party shall use reasonable best efforts to allow the other parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance. As promptly as practicable after the execution of this Agreement (but in any event prior to 4:00 p.m. Eastern Time on the first Business Day following the execution of this Agreement)), the parties shall mutually agree upon and issue a press release announcing the execution of this Agreement (the “Signing Press Release”) and thereafter Parent shall file a current report on Form 8-K (the “Signing Filing”) within four (4) Business Days following the date of execution of this Agreement with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall have approved prior to filing. The parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Purchaser shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing.

Execution Version

7.5 Financial Information. Before the initial filing of a Registration Statement on Form F-4 or S-4 concerning the transactions contemplated by this Agreement, the Company will deliver to the Purchaser Parties (i) audited consolidated financial statements of the Company as of and for the fiscal years ended March 31, 2024 and 2025, consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve (12) month periods ended on such dates, the audited consolidated cash flow statements for the twelve (12) month periods ended on such dates, the audited statement of changes in shareholder equity for such periods, and including the notes thereto and the report on the Company’s independent registered public account firm, all prepared in conformity with U.S. GAAP under the standards of the Public Company Accounting Oversight Board (the “Audited Financial Statements”) and (ii) reviewed financial statements of the Company for the such interim fiscal quarter(s) as may be necessary pursuant to the requirements of the Registration Statement, prepared in conformity with U.S. GAAP under the standards of the Public Company Accounting Oversight Board (the “Interim U.S. GAAP Financial Statements”). The Audited Financial Statements, when delivered pursuant to this Section 7.5, shall be true and correct in all material respects and shall be (i) prepared based upon the Books and Records of the Company Group as of the times and for the periods referred to therein, (ii) prepared on an accrual basis in accordance with GAAP, consistently applied throughout and among the periods involved, (iii) fairly present in all material respects the consolidated financial position of the Company Group as of the respective dates thereof and the consolidated results of the operations and cash flows of the Company Group for the periods indicated, except as otherwise noted therein and subject to recurring adjustments normally made at year-end, (iv) contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to the Company with respect to the periods then ended; (v) will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditor and (vi) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the date of such delivery (including Regulation S-X or Regulation S-K, as applicable). The Interim U.S. GAAP Financials (i) shall be prepared from the Books and Records of the Company; (ii) shall be prepared on an accrual basis in accordance with U.S. GAAP; (iii) shall contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; (iv) shall contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to the Company with respect to the periods then ended; (v) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the date of such delivery (including Regulation S-X or Regulation S-K, as applicable); and (vi) will be complete and accurate and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Company Group will provide additional financial information as reasonably requested by the Purchaser Parties for inclusion in any filings to be made by the Purchaser Parties with the SEC. If reasonably requested by the Purchaser Parties, the Company Group shall use their reasonable best efforts to cause such information reviewed or audited by the Company Group’s auditors.

7.6 Trust Account. The Company Group acknowledges that the Purchaser Parties shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Investment Management Trust Agreement and be paid in sequence of (i) all amounts payable to Parent shareholders holding Parent Ordinary Shares who shall have validly redeemed their shares of Parent Ordinary Shares upon acceptance by the Parent of the Parent Ordinary Shares, (ii) the expenses of the Purchaser Parties to the third parties to which they are owed, (iii) the Deferred Underwriting Amount, if any, to the underwriter in the IPO, (iv) any amounts payable in accordance with any promissory notes issued prior to the Closing, and (v) the remaining monies in the Trust Account to the Purchaser Parties. Except as otherwise expressly provided in the Investment Management Trust Agreement, Purchaser Parties shall not agree to, or permit, any amendment or modification of, or waiver under, the Investment Management Trust Agreement without the prior written consent of the Company.

7.7 Directors’ and Officers’ Indemnification and Insurance.

(a) The parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Purchaser Parties and the Company Group (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents, in each case as in effect on the date of this Agreement, or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and any of the Purchaser Parties or the Company Group, as the case may be, in effect on the date hereof and disclosed in Schedule 7.7(a), shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. The provisions of this Section 7.7 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

Execution Version

(b) The Company shall, or shall cause its Affiliates to, obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from the Closing Date, for the benefit of the D&O Indemnified Persons (the “D&O Tail Insurance”). that is substantially equivalent to and in any event not less favorable in the aggregate than Parent’s existing policy or, if a substantially equivalent insurance coverage is unavailable, the best available coverage; provided that in no event shall the Company be required to expend for such policies pursuant to this Section 7.7(b) an annual premium amount in excess of 200% of the amount per annum the Parent paid in its last full fiscal year, which amount is set forth in Schedule 7.7(b). Parent shall cause such D&O Tail Insurance to be maintained in full force and effect, for its full term, and cause the other Purchaser Parties to honor all obligations thereunder.

(c) On the Closing Date, the Purchaser shall enter into customary indemnification agreements reasonably satisfactory to all parties with the individuals set forth on Schedule 7.7(c), which indemnification agreements shall continue to be effective following the Closing.

7.8 SPAC Extensions. Notwithstanding anything to the contrary in this Article VII or in Article IX, nothing in this Agreement shall prohibit or restrict Parent from (i) extending one or more times, in accordance with the Parent Organizational Documents and IPO Prospectus, or by amendment to the Parent Organizational Document, the deadline by which it must complete its initial business combination (each, an “Extension”) and (ii) incurring, creating, or assuming any Liability, or otherwise become liable for any Indebtedness, Liability (directly, contingently or otherwise), fees or expenses in connection with extending the deadline for completing its initial business combination, including by making the deposits to the Trust Account consistent with the Parent Organizational Documents and IPO Prospectus. No consent of, or notice to, of any other Person or party shall be required in connection with the foregoing.

ARTICLE VIII
COVENANTS OF THE COMPANY GROUP

The Company Group agrees that:

8.1 Reporting and Compliance with Laws. From the date hereof through the Closing Date, the Company Group shall duly and timely file all material Tax Returns required to be filed with the applicable Taxing Authorities, pay any and all material Taxes required by any Taxing Authority and duly observe and conform in all material respects, to all applicable Laws and Orders.

8.2 Reasonable Best Efforts to Obtain Consents.

(a) The Company Group shall use its reasonable best efforts to obtain each third party consent as promptly as practicable hereafter.

(b) The Company Group shall use its reasonable best efforts to obtain or provide, as applicable, at the earliest practicable date, all consents, approvals and notices listed in Schedule 8.2(b). The Company shall keep Purchaser Parties apprised of its efforts undertaken by reason of this Section 8.2(b) and the results of such efforts including by giving Purchaser Parties copies of consents obtained and notices provided.

8.3 Annual and Interim Financial Statements. From the date hereof through the Closing Date, the Company Group shall deliver to Purchaser Parties, for such six-month period, audited or unaudited consolidated financial statements of the Company Group reviewed by the Company’s auditor. If the six-month period falls on the fiscal year end, the applicable deadline to deliver the audit financials shall be 90 days. If it falls within an interim period, the deadline shall be 45 days. The Company Group shall also promptly deliver to the Purchaser Parties copies of any audited annual consolidated financial statements of the Company that the Company’s auditor may issue.

8.4 Key Employees of the Company. Schedule 8.4 lists those employees designated by the Company Group as key personnel of the Company Group (the “Key Personnel”). The Key Personnel shall, as a condition to their continued employment with the Company Group, execute and deliver to the Company Group non-disclosure, non-solicitation and non-compete agreements (the “Non-disclosure and Non-solicitation Agreements and Non-Compete Agreements”).

8.5 CSRC filings. The Company Group shall use its reasonable best efforts to complete the CSRC filings referenced in Section 10.1(h).

8.6 SAFE Registration. Each of the Company Group shall use its reasonable best efforts to assist in the preparation of any required applications to SAFE by holders of Purchaser Securities who are PRC residents for the registration of their respective holdings (whether direct or indirect) of Purchaser Ordinary Shares in accordance with the requirements of applicable SAFE Rules and Regulations and provide such holders of Purchaser Securities with such information relating to the Company Group as is required for any such applications. A wholly foreign-owned enterprise shall be incorporated in the PRC as a subsidiary of the HK Subsidiary (“WFOE”).

Execution Version

8.7 Company Shareholder Approval. The Company shall take all action necessary to obtain the Requisite Company Vote as promptly as reasonably practicable (but in no event later than five (5) Business Days after the effectiveness of the Registration Statement), including convening an extraordinary general meeting of its shareholders or obtaining written consent from all of its shareholders. The board of directors of the Company has recommended that the shareholders of the Company vote in favor of the matters constituting the Requisite Company Vote or execute and deliver the written consent approving such matters. Neither the board of directors of the Company nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the recommendation of the Company’s board of directors.

8.8 Anti-Takeover Matters. The Company shall not adopt any shareholder rights plan, “poison pill” or similar anti-takeover instrument or plan in effect to which any member of the Company Group would be or become subject, party or otherwise bound.

8.9 No Trading. The Company Group acknowledges and agrees that it is aware, and that each Person within the Company Group has been made aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Parent, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. Each Person within the Company Group hereby agrees that, while it is in possession of any material nonpublic information of Parent, it shall not purchase or sell any securities of Parent, communicate such information to any third party, take any other action with respect to any securities of Parent, in each case in violation of the U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company, or cause or encourage any third party to do any of the foregoing.

ARTICLE IX
COVENANTS OF ALL PARTIES HERETO

The parties hereto covenant and agree that:

9.1 Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and cooperate as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Authorities) and to comply as promptly as practicable with all requirements of Authorities applicable to the transactions contemplated by this Agreement. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or reasonably desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

9.2 Tax Matters.

(a) The Company Group shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all material Tax Returns of the Company Group required to be filed by the Company Group after the Closing Date for taxable periods ending on or before the Closing Date. Purchaser shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all material Tax Returns of Parent and all material Tax Returns of the Company Group for taxable periods including the Closing Date but ending after the Closing Date. Any such Tax Returns shall be true, correct and complete in all material respects, and shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period. The Purchaser shall give a copy of each such Tax Return to the Principal Shareholders’ Representative with reasonable time prior to filing for his review and comment.

(b) Following the Closing, the Company Group may amend any Tax Return of the Company Group for any taxable period ending on or before the Closing with the consent of Purchaser, which consent shall not unreasonably be withheld, delayed or conditioned. The cost of preparing and filing such amended Tax Returns shall be borne by the Company Group.

Execution Version

(c) Parent and Purchaser shall use their reasonable best efforts to cause the SPAC Merger and the Acquisition Merger to qualify for the Company Intended Tax Treatment, and none of Parent, Purchaser, and their respective Affiliates has taken or will take any action (or fail to take any action), if such action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede such treatment.

(d) Each of Parent, Purchaser, the Company, and their respective Affiliates shall file all Tax Returns consistent with the SPAC Intended Tax Treatment and the Company Intended Tax Treatment (including attaching the statement described in Treasury Regulations Section 1.368-(a) on or with the its Tax Return for the taxable year of the Acquisition Merger), and shall take no position inconsistent with such treatment (whether in audits, Tax Returns or otherwise), unless otherwise required by a Taxing Authority in connection with an audit.

(e) Notwithstanding anything to the contrary contained herein, all Transfer Taxes shall be paid by Parent. The Party required by Law to do so shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable Law, the Parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other document. Notwithstanding any other provision of this Agreement, the Parties shall (and shall cause their respective Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

9.3 Compliance with SPAC Agreements. The Company Group and Purchaser Parties shall comply with each of the applicable agreements entered into in connection with the IPO, including that certain registration rights agreement, dated as of March 31, 2025, by and among Parent and the investors named therein.

9.4 [RESERVED].

9.5 Registration Statement.

(a) As promptly as practicable after the date hereof, Purchaser shall prepare with the assistance, cooperation and commercially reasonable efforts of the Company Group, and file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of Purchaser Ordinary Shares to be issued in the SPAC Merger, which Registration Statement will also contain a proxy statement of Parent (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Parent shareholders for the matters to be acted upon at the Parent Special Meeting and providing the public shareholders of Parent an opportunity in accordance with Parent’s organizational documents and the IPO Prospectus to have their shares of Parent Ordinary Shares redeemed in conjunction with the shareholders vote on the Parent Stockholder Approval Matters as defined below. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Parent shareholders to vote, at an extraordinary general meeting of Parent shareholders to be called and held for such purpose (the “Parent Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Additional Agreements and the transactions contemplated hereby or thereby, including the SPAC Merger and the Acquisition Merger, by the holders of Parent Ordinary Shares in accordance with the Parent’s Organizational Documents and the rules and regulations of the SEC and Nasdaq, and (ii) such other matters as the Company Group and Parent shall hereafter mutually determine to be necessary or appropriate in order to effect the SPAC Merger, the Acquisition Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) and (ii), collectively, the “Parent Stockholder Approval Matters”), and (iv) the adjournment of the Parent Special Meeting, if necessary or desirable in the reasonable determination of Parent. If on the date for which the Parent Special Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares to obtain the Required Parent Stockholder Approval (as defined in Section 10.1(f)), whether or not a quorum is present, Parent may make one or more successive postponements or adjournments of the Parent Special Meeting. In connection with the Registration Statement, Parent, Purchaser and the Company Group will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in Parent’s organizational documents, Cayman Law and the rules and regulations of the SEC and Nasdaq. The Purchaser shall cooperate and provide the Company Group (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company Group shall provide the Purchaser Parties with such information concerning the Company Group and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company Group shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading (subject to the qualifications and limitations set forth in the materials provided by the Company Group). If required by applicable SEC rules or regulations, such financial information provided by the Company Group must be reviewed or audited by the Company Group’s auditors. The Parent shall provide such information concerning Parent and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Parent shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading. The Purchaser will use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Acquisition Merger and the transactions contemplated hereby.

Execution Version

(b) Each party shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available at a reasonable time and location to the Company Group, Parent and their respective representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and the Parent shall cause the Proxy Statement to be disseminated to Parent’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Parent’s Organizational Documents.

(c) Each party will advise the other, promptly after they receive notice thereof, of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) any response to comments of the SEC with respect to the Proxy Statement. The parties each shall use their reasonable best efforts to (i) cause the Proxy Statement and Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement or the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable, (iv) to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby, and (v) to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Parent Special Meeting.

(d) As soon as practicable following the Registration Statement “clearing” comments from the SEC and being declared effective by the SEC, Parent shall distribute the Proxy Statement to Parent’s shareholders, and, pursuant thereto, shall call the Parent Special Meeting in accordance with the Cayman Law for a date no later than forty-five (45) days following the effectiveness of the Registration Statement for the purpose of voting on the Parent Stockholder Approval Matters and obtaining the Required Parent Shareholder Approval (as defined below) (including any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of the Parent Stockholder Approval Matters), providing Parent Stockholders with the opportunity to elect to redeem their Parent Ordinary Shares in accordance with the Parent Organizational Documents and such other matters as may be mutually agreed by Parent and the Company.

9.6 Confidentiality.

Except as necessary to complete the Proxy Statement and Registration Statement, the Company Group, on the one hand, and the Purchaser Parties, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources, which source is not the agent of the other party, by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Laws, such party shall give timely written notice to the other parties so that such parties may have an opportunity to obtain a protective order or other appropriate relief. Each party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other parties if it exercises the same care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that some previously confidential information will be required to be disclosed in the Proxy Statement.

Execution Version

9.7 Securityholder Litigation. The parties shall promptly advise each other in writing of any Action commenced (or to the Knowledge of such party, as may be applicable, threatened) on or after the date of this Agreement against such party, any of its Subsidiaries or any of its directors by any shareholder of either the Company or Parent, as the case may be, relating to this Agreement or any of the transactions contemplated hereby (any such Action, “Securityholder Litigation”), and such party shall keep the other party reasonably informed regarding any such Securityholder Litigation. Each of the parties shall reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Securityholder Litigation. The Company and Parent shall give one another the opportunity to participate in the defense or settlement of any such Securityholder Litigation brought against the Company or Parent, any of their Subsidiaries or any of their directors, and no such settlement shall be agreed to without the other party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

9.8 Retention of Proxy Solicitation Agent. Parent shall use its reasonable efforts to retain a proxy solicitation agent mutually acceptable to the parties, within ten (10) Business Days of execution of this Agreement to assist the parties with preparing the Proxy Statement and soliciting Parent’s shareholders to obtain the affirmative vote of Parent’s shareholders in favor of the Parent Shareholder Matters.

9.9 Government Entity Inquiries and Investigations. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the Company Group, on the one hand, and the Purchaser Parties, on the other hand, shall give counsel for the Company and Purchaser, a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Transaction Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any the Company, or the Purchaser in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of any member of the Company Group, or the Purchaser the opportunity to attend and participate in such meeting or discussion.

9.10 Registration Rights of the Initial Shareholders. At the Closing Date, the Parent enter into a form of assignment or consent with the Purchaser, whereby the Purchaser shall adopt, by via of an assignment, the Registration Rights Agreement, dated March 31, 2025, by and among the Parent and certain investors thereto (“RRA”), reflecting the terms and conditions set forth therein (the “RRA Assignment Agreement”).

ARTICLE X
CONDITIONS TO CLOSING

10.1 Conditions to the Obligations of Each Party to Effect the Merger. The obligations of all of the parties hereto to consummate the Closing are subject to the satisfaction of all the following conditions:

(a) No provisions of any applicable Law, and no Order shall prohibit or prevent the consummation of the Closing whether temporary, preliminary or permanent, which is then in effect or is pending or threatened.

Execution Version

(b) There shall not be any Action brought by a third party that is not an Affiliate of the parties hereto to enjoin or otherwise restrict the consummation of the Closing.

(c) The SPAC Merger shall have been consummated and the applicable certificates filed in the appropriate jurisdictions.

(d) The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued.

(e) Each of the Additional Agreements shall have been entered into by all the parties named therein and the same shall be in full force and effect.

(f) The Parent Stockholder Approval Matters that are submitted to the vote of the shareholders of Parent at the Parent Special Meeting in accordance with the Proxy Statement and Parent’s Organizational Documents shall have been approved by the requisite vote of the shareholders of Parent at the Parent Special Meeting in accordance with Parent’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Parent Stockholder Approval”).

(g) This Agreement, the Plan of Acquisition Merger and the transactions contemplated hereby and thereby, including the Acquisition Merger, shall have been authorized and approved by the holders of Company Shares constituting the Requisite Company Vote in accordance with the Cayman Law and the Company’s memorandum and articles of association.

(h) The Company Group shall have obtained all approvals necessary from the China Securities Regulatory Commission (the “CSRC”) in connection with the transactions as contemplated under this Agreement, pursuant to the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, as promulgated on February 17, 2023 (the “Measures”) and came into effect on March 31, 2023, and none of the Company Group has received any notification from any Authorities of the PRC, including the CSRC, that any of the Company Group or other Person are obligated to make any filings or obtain approvals regarding the transactions contemplated under this Agreement pursuant to the Measures and the other PRC Laws, rules and regulations other than the Governmental Approvals that the Company Group have already obtained from the CSRC (the “CSRC Filings”).

(i) Purchaser shall remain listed on Nasdaq and the additional listing application for the Closing Payment Shares shall have been approved by Nasdaq. As of the Closing Date, Purchaser shall not have received any written notice from Nasdaq that it has failed, or would reasonably be expected to fail to meet the Nasdaq listing requirements as of the Closing Date for any reason, where such notice has not been subsequently withdrawn by Nasdaq or the underlying failure appropriately remedied or satisfied.

(j) The relevant parties and other Persons have executed the RRA Assignment Agreement relating to the initial Registration Rights Agreement dated March 31, 2025 entered into by the Parent in connection with the Parent IPO, in such form as shall be mutually acceptable to the Company and Parent.

(k) To the extent applicable to the consummation of the Transactions contemplated by this Agreement, any waiting period (and any extension thereof) under such applicable Antitrust Laws shall have expired or been terminated.

10.2 Additional Conditions to Obligations of the Purchaser Parties. The obligation of the Purchaser Parties to consummate the Closing is subject to the satisfaction, or the waiver at the Purchaser Parties’ sole and absolute discretion, of all the following further conditions:

(a) The Company Group shall have duly performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

Execution Version

(b) All of the representations and warranties of the Company Group contained in Article V in this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or Material Adverse Effect, regardless of whether it involved a known risk, shall: (i) be true and correct at and as of the date of this Agreement except as provided in the disclosure schedules pursuant to Article V, and (ii) be true and correct as of the Closing Date except as provided in the disclosure schedules pursuant to Article V (if the representation and warranties that speak as of a specific date prior to the Closing Date, such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect, regardless of whether it involved a known risk.

(d) All Company Group Consents as set forth on Schedule 5.10 have been obtained, and no such consent shall have been revoked.

(e) The Purchaser Parties shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company dated of the Closing Date to the effect certifying the conditions set forth in clauses (a) through (d) of this Section 10.2 have been fulfilled.

(f) The Purchaser Parties shall have received a certificate from the secretary of the Company (or another executive officer) certifying as to the validity and effectiveness of, an attaching, (i) a filed copy of the memorandum and articles of association of the Company as in effect as of the Closing Date, (ii) a copy of the certificate of incorporation of the Company, (iii) the copies of resolutions duly adopted by the board of directors of the Company and by the Requisite Company Vote of the Company’s shareholders authorizing this Agreement and the transactions contemplated hereby, (iv) certified register of members as in effect as of the Closing Date, (v) a recent certificate of good standing as of a date no later than thirty (30) days prior to the Closing Date regarding the Company from the jurisdiction in which the Company is incorporated, and (vi) the incumbency of the its officers authorized to execute this Agreement or any Additional Agreement to which it is or is required to be a party.

(g) The Purchaser Parties shall have received copies of all Governmental Approvals, in form and substance reasonably satisfactory to the Purchaser Parties, and no such Governmental Approval shall have been revoked.

(h) The Purchaser Parties shall have received duly executed opinions from the Company’s PRC counsel and Cayman Islands counsel, in form and substance reasonably satisfactory to the Purchaser Parties, addressed to the Purchaser Parties and dated as of the Closing Date.

(i) The Purchaser Parties shall have received a copy of each of the Additional Agreements to which the Company is a party duly executed by the Company and such Additional Agreement shall be in full force and effect.

(j) The Purchaser Parties shall have received a copy of each of the Additional Agreements duly executed by all parties thereto, other than Purchaser or the Company, provided that the non-execution of the Lock-up Agreement by Shareholders who are not the Key Personnel nor Controlled by the Key Personnel collectively holding no more than five percent (5%) of share capital in the Company (on a fully-diluted basis) immediately prior to the Closing shall not affect the Closing or occurrence of the Closing.

(k) The Parent shall have completed and be satisfied, in its sole discretion, with the results of its due diligence investigation of the Company Group, including legal, operational, and other relevant areas.

(l) The Key Personnel shall have executed the Non-disclosure and Non-solicitation Agreements and Non-Compete Agreements and the same shall be in full force and effect.

Execution Version

10.3 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s discretion, of all of the following further conditions:

(a) The Purchaser Parties shall have duly performed all of their obligations hereunder required to be performed by them at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b) All of the representations and warranties of the Purchaser Parties contained in Article VI of this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or Material Adverse Effect, regardless of whether it involved a known risk, shall: (i) be true and correct at and as of the date of this Agreement and (ii) be true and correct as of the Closing Date (except for representation and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect on the Purchaser Parties, regardless of whether it involved a known risk.

(d) The Company shall have received a certificate signed by an authorized officer of Parent to the effect set forth in clauses (a) through (c) of this Section 10.3.

(e) From the date hereof until the Closing, the Parent shall have been in material compliance with the reporting requirements under the Securities Act and the Exchange Act applicable to the Parent.

(f) The director designated by the Company shall have been appointed to the board of directors of the Purchaser, effective as of the Closing.

(g) The Purchaser Parties shall have executed and delivered to the Company each Additional Agreement to which it is a party.

ARTICLE XI

[RESERVED]

ARTICLE XII
[RESERVED]

ARTICLE XIII
TERMINATION

13.1 Termination Without Default.

(a) Either party may terminate this Agreement without penalty upon written notice to the other party in case of any of the following: (i) failure to obtain required regulatory approvals despite using commercially reasonable efforts; (ii) the mutual written agreement of the parties; or (iii) by Parent or the Company by written notice to the opposing party, as applicable, if the Closing has not occurred on or prior to the Outside Date and the party seeking to terminate this Agreement pursuant to this Section 13.1(a)(iii) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or prior to the Outside Date.

(b) In the event a governmental Authority shall have issued an Order or enacted a Law having the effect of permanently restraining, enjoining or otherwise prohibiting either the SPAC Merger or the Acquisition Merger, which Order or Law is final and non-appealable, a Purchaser Party or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party; provided, however, that the right to terminate this Agreement pursuant to this Section 13.1(b) shall not be available to the Company or a Purchaser Party if the failure by such party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such governmental Authority.

Execution Version

(c) In the event of the termination of this Agreement pursuant to Section 13.1, all obligations of the parties hereunder, except for any obligations hereunder that expressly survive the termination of this Agreement, shall terminate without any liability of any party to any other party; provided, further, that no termination shall relieve a party from any liability arising from or relating to any knowing or intentional breach of a representation, a warranty or a covenant by such party prior to termination.

13.2 Termination Upon Default.

(a) The Purchaser Parties may terminate this Agreement by giving notice to the Company Group on or prior to the Closing Date, without prejudice to any rights or obligations the Purchaser Parties may have, if the Company Group shall have materially breached any of its representations, warranties, agreements or covenants contained herein or in any Additional Agreement to be performed on or prior to the Closing Date or this Agreement, the Plan of Acquisition Merger or the transactions contemplated hereby fail to be authorized or approved by the shareholders of the Company and such breach shall not be cured within fifteen (15) days following receipt by the Company Group of a notice describing in reasonable detail the nature of such breach.

(b) The Company may terminate this Agreement by giving notice to any Purchaser Party, without prejudice to any rights or obligations the Company Group may have, if any Purchaser Party shall have materially breached any of its covenants, agreements, representations, and warranties contained herein or in any Additional Agreement to be performed on or prior to the Closing Date and such breach shall not be cured within fifteen (15) days following receipt by such Purchaser Party(s) of a notice describing in reasonable detail the nature of such breach.

(c) If either party causes a delay in the business combination process after the signing of this Agreement that exceeds six (6) months, the other party shall have the right to terminate this Agreement. For the avoidance of doubt, any delay resulting from regulatory, policy, or governmental approvals or filings, including but not limited to approvals or filings with the SEC or the CSRC, in connection with the transactions contemplated herein, shall not be deemed attributable to either party. However, this exclusion shall not apply to delays caused by a party’s failure to submit any necessary or required documents to the relevant regulatory or governmental authorities in a timely and complete manner.

13.3 Survival. The provisions of Article XII through Article XIV shall survive any termination hereof.

ARTICLE XIV
MISCELLANEOUS

14.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company, Xinghui Technology, or the XH Principal Shareholders (following the Closing), to:

Xinghui Automotive Technology (Hainan) Co., Ltd

Rooms R502-310, 5th Floor, Building 8812, Walker Park,

Hainan Ecological Software Park,

High-tech Industrial Demonstration Zone,

Laocheng Town, Chengmai County, Hainan Province
Attn: Wenfang Song
Email: 369523059@qq.com

with a copy to (which shall not constitute notice):

Execution Version

Torres & Zheng at Law, P.C.
Attn: Nick L. Torres, Esq.
31 Hudson Yards, Floor 11

New York, NY 10001

ntorres@torresbusinesslaw.com

Tel: (917) 277-3479

if to Wenfang Song as the Principal Shareholders’ Representative:

c/o Xinghui Automotive Technology (Hainan) Co., Ltd

Rooms R502-310, 5th Floor, Building 8812, Walker Park,

Hainan Ecological Software Park,

High-tech Industrial Demonstration Zone,

Laocheng Town, Chengmai County, Hainan Province

Attn: Wenfang Song

if to any Parent, Purchaser, and Merger Sub:

UY Scuti Acquisition Corp.
39 E. Broadway, Suite 603
New York, NY 10002

Attn: Shaokang Lu
E-mail: kenlu@uysacquisition.com

with a copy to (which shall not constitute notice):

Becker & Poliakoff, P.A.

45 Broadway 17th floor

New York, NY 10006

Attention: Bill Huo, Esq.

Email: bhuo@beckerlawyers.com

14.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each of the Purchaser Parties, (prior to the SPAC Merger Effective Time), the Company, the Principal Shareholders’ Representative and the Principal Shareholders, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

Execution Version

(d) Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

14.3 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

14.4 Publicity. Except as required by law and except with respect to the Parent SEC Documents, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by law, the parties will use their best efforts to cause a mutually agreeable release or public disclosure to be issued.

14.5 Transaction Costs. Each party shall bear its own Transaction Costs and expenses, other than those payable at Closing from the Trust Account, in connection with this Agreement and the transactions contemplated hereby, unless otherwise specified herein.

14.6 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement. This Agreement shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties.

14.7 Governing Law; Jurisdiction.

(a) Except as provided in Section 14.7(b) and Section 14.7(c), this Agreement and all Actions that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof shall be governed by, construed and enforced in accordance with the laws of the State of New York, without giving effect to the conflict of laws principles thereof and all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any federal or state court located in the City of New York, in the State of New York (collectively, the “Specified Courts”). Except as provided in Section 14.7(b) and Section 14.7(c), each party hereto hereby (i) submits to the exclusive personal and subject matter jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject to the personal or subject matter jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 14.1. Nothing in this Section shall affect the right of any party to serve legal process in any other manner permitted by Law.

Execution Version

(b) The following matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the Laws of Cayman Islands, in respect of which the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the Cayman Islands: the SPAC Merger, the vesting of the undertaking, property and liabilities of each of Parent and Purchaser in the SPAC Surviving Corporation, the cancellation and/or conversion of the Parent Ordinary Shares into shares of the SPAC Surviving Corporation, the fiduciary or other duties of the directors of Parent and the directors of Purchaser, the general rights of the respective shareholders of Parent and Purchaser and the internal corporate affairs of the Parent and Purchasers; and

(c) The following matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the Laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the Cayman Islands: the Acquisition Merger, the vesting of the undertaking, property and liabilities of each of Merger Sub and the Company in the Acquisition Surviving Corporation, the cancellation of the Company Shares, the fiduciary or other duties of the directors of the Company and the directors of Merger Sub, the general rights of the respective shareholders of the Company and Merger Sub and the internal corporate affairs of the Company and Merger Sub.

(d)  THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT. NO PARTY SHALL BE ENTITLED TO SPECIFIC PERFORMANCE OF ANY PROVISION OR THIS AGREEMENT OR ANY OTHER EQUITABLE OR INJUNCTIVE RELIEF HEREUNDER.

(e) Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

14.8 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

14.9 Entire Agreement. This Agreement together with the Additional Agreements, including any exhibits and schedules attached hereto or thereto, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement, including any exhibits and schedules attached hereto or thereto, may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

14.10 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

14.11 Construction of Certain Terms and References; Captions. In this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

Execution Version

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company Group.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule.

(e) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f) Captions are not a part of this Agreement, but are included for convenience, only.

(g) For the avoidance of any doubt, all references in this Agreement to “the knowledge or best knowledge of the Company” or similar terms shall be deemed to include the actual or constructive (e.g., implied by Law) knowledge of the Key Personnel.

14.12 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

14.13 Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto; provided, however, that (i) the D&O Indemnified Persons and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce Section 7.7.

14.14 Waiver. Reference is made to the final IPO prospectus of the Parent, dated March 31, 2025 (the “Prospectus”). The Company Group and the Principal Shareholders’ Representative have read the Prospectus and understand that the Parent has established the Trust Account for the benefit of the public shareholders of the Parent and the underwriters of the IPO pursuant to the Investment Management Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, the Parent may disburse monies from the Trust Account only for the purposes set forth in the Investment Management Trust Agreement. For and in consideration of the Parent agreeing to enter into this Agreement, the Company and the Principal Shareholders each hereby agree, on behalf of themselves and their respective Affiliates, that, until the Closing, (i) he, she or it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account, and (ii) he, she or it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Parent and regardless of whether such claims arise based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). To the extent the Company Group and the Principal Shareholders’ Representative or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Parent, which proceeding seeks, in whole or in part, monetary relief against Parent, each of the Company Group and the Principal Shareholders’ Representative hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such party or any of its Affiliates (or any Person claiming on any of their behaves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. This Section shall survive termination of this Agreement for any reason.

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Execution Version

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:

UY SCUTI ACQUISITION CORPORATION

By:	/s/ Jialuan Ma
	Name:	Jialuan Ma
	Title:	Chief Executive Officer

[Signature Pages to the Agreement and Plan of Merger]

Execution Version

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Company:

ISDERA GROUP LIMITED

By:	/s/ Wenfang Song
	Name:	Wenfang Song
	Title:	Authorized Signatory

Principal Shareholder Representative:

WENFANG SONG

By:	/s/ Wenfang Song

Principal Shareholder:

SONGZE SHARES LTD.

By:	/s/ Wenfang Song
Name:	Wenfang Song
Title:	Authorized Representative

[Signature Pages to the Agreement and Plan of Merger]

Execution Version

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Principal Shareholder:

WENYUAN HOLDINGS LTD.

By:	/s/ Jianxun Kou
	Name:	Jianxun Kou
	Title:	Authorized Signatory

[Signature Pages to the Agreement and Plan of Merger]

Execution Version

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Principal Shareholder:

SHUYAN HOLDINGS LTD.

By:	/s/ Shuyan Wang
	Name:	Shuyan Wang
	Title:	Authorized Signatory

[Signature Pages to the Agreement and Plan of Merger]

Execution Version

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Xinghui Technology:

XINGHUI AUTOMOTIVE TECHNOLOGY (HAINAN) CO., LTD

By:	/s/ Wenfang Song
	Name:	Wenfang Song
	Title:	Authorized Signatory

[Signature Pages to the Agreement and Plan of Merger]

Execution Version

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

XH Principal Shareholder:

Jianxun Kou

By:	/s/ Jianxun Kou

[Signature Pages to the Agreement and Plan of Merger]

Execution Version

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

XH Principal Shareholder:

Shuyan Wang

By:	/s/ Shuyan Wang

[Signature Pages to the Agreement and Plan of Merger]

Execution Version

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

XH Principal Shareholder:

Wenfang Song

By:	/s/ Wenfang Song

[Signature Pages to the Agreement and Plan of Merger]